As filed with the Securities and Exchange Commission on June 25, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADEPTPROS INC.

(Exact Name of Registrant in its Charter)

Nevada	7371	45-3793685
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

ADEPTPROS INC.

14301 87th Street, Suite 110

Scottsdale, AZ 85260

Tel.: 1-877-664-2777

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, PC

101 Grovers Mill Road, Suite 200

Lawrenceville, NJ 08648

Tel. No.: (609) 275-0400

 Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee
Common Stock, $0.001 par value per share	5,674,444	(1)	$0.05	(2)	$283,722.20	(2)	$32.97

(1) This Registration Statement covers the resale by our selling shareholders of i) 3,155,210 shares held by the original founders of AdeptPros LLC and ii) 2,519,234 shares issued to the founders of AdeptPros Inc. (f/k/a Madison Park Acquisition Corp.).

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated June 25, 2015

ADEPTPROS INC.

5,674,444 SHARES OFCOMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that are shares that have already been issued and are currently outstanding. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. Investing in our common stock involves risks. See “ Risk Factors ” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: June 25, 2015

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “AdeptPros,” the “Company,” “we,” “us” and “our” refer to AdeptPros Inc. AdeptPros LLC , an Arizona LLC, is a wholly-owned subsidiary of the Company. GeniusPort, Inc., an Arizona corporation, is a wholly-owned subsidiary of the Company. AdeptPros IT Solutions Pvt. Ltd is owned 99% by AdeptPros Inc. and 1% by AdeptPros LLC.

Overview

We were incorporated in the State of Nevada as Madison Park Acquisition Corp. on November 29, 2011. On January 27, 2014, we amended our Articles of Incorporation to change our name to AdeptPros Inc. On April 15, 2014, AdeptPros Inc. completed a share exchange agreement with AdeptPros LLC, an Arizona LLC formed in 2007 and GeniusPort Inc., an Arizona s-corporation formed in 2010. Additionally, on May 9, 2014, AdeptPros Inc. purchased 99% of AdeptPros IT Solutions Pvt. Ltd, a corporation incorporated under the Companies Act of 1956 under the laws of the nation of India. AdeptPros Inc. purchased shares from the following shareholders of Adeptpros IT Solutions Pvt. Ltd. (India): Gautam Mandewalker (1,000 shares), Punniah Choudary Kalluri (6,000 shares), Rajendra Prasad Kode (3,000 shares). Punniah Choudary Kalluri is the is the brother-in-law of Venkat Nallapati and brother of Padma Kalluri and Rajendra Prasad Kode is the father of Jayaram Kode Concurrently, AdeptPros LLC purchased 1% of AdeptPros IT Solutions Pvt. Ltd. The resultant structure, hereafter referred to as “the Company” is as follows:

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The financial statements and results of operations have been reported as if the business combinations occurred at the beginning of the period being reported on (March 1, 2011).

Equity Exchange Agreement

On April 15, 2014, we executed an equity exchange agreement with AdeptPros LLC and GeniusPort Inc. Under this exchange agreement, AdeptPros Inc. became the holding company and obtained 100% interest in each of the two consolidating entitles: AdeptPros LLC, and GeniusPort Inc. As consideration for the transfer of the equity interests of AdeptPros LLC, and GeniusPort, Inc., we agreed to issue a total of 44,375,337 shares of our common stock to the members of AdeptPros LLC and the shareholders of GeniusPort Inc. Specifically, we issued shares as follows:

(A)	44,262,826 shares of AdeptPros Inc. were issued to the following individual Members of Adeptros LLC:

Member Name	Number of Shares
Padma Kalluri	4,291,808
Venkat Nallapati	15,000,000
Jayaram Kode	11,263,389
Sekhar Kolla	5,660,797
Sandhya Paruchuri	3,275,176
Gowri Bokka	2,365,404
Nilay Kavathia	401,042
Jigar Shah	401,042
Madhavi Katta	401,042
Srinivasa Rao Chavadam	401,042
Srinaresh Kumar Nemani	401,042
Srivenkata Nimmagadda	401,042
Total	44,262,826

(B)	112,511 shares of AdeptPros Inc. were issued to the following individual shareholders of GeniusPort Inc.:

Name of Shareholder	Number of Shares
Padma Kalluri	78,758
Jayaram Kode	33,753
Total	112,511

Stock Purchase Agreement

On May 9, 2014, we executed 3 separate stock purchase agreements whereby AdeptPros Inc. purchased for cash 9,900 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India) and AdeptPros LLC purchased 100 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). The 10,000 shares purchased were all the outstanding stock of AdeptPros IT Solutions Pvt. Ltd (India).

1,000 shares of AdeptPros IT Solutions Pvt. Ltd. (India) were purchased from Gautam Mandewalker. 6,000 shares of AdeptPros IT Solutions Pvt. Ltd. (India) were purchased from Punniah Choudary Kalluri. Punnaiah Choudary Kalluri is the brother-in-law of Venkat Nallapti and brother of Padma Kalluri. 3,000 shares of AdeptPros IT Solutions Pvt. Ltd. (India) were purchased from Rajendra Prasad Kode. Rajendra Prasad Kode is the father of Jayaram Kode.

Our Business

The Company primarily earns revenue in two main activities: App Development and Training and Consulting. In the App Development segment the Company works with mobile technologies such as Apple iOS, Google Android and Microsoft Windows and is engaged by various clients to develop, build and test enterprise-level mobile apps according to client specifications. In the Training and Consulting segment, the Company is engaged by other companies or individuals to train them in the specialized programming skills. Both App Development and Training and Consulting take place in the United States and in India. In India the training segment is branded under the name “Geniusport” (see www.geniusport.com)

Lastly, the Company takes advantage of its own programing talent to foster development of products that may, in the future, have broad applicability. Examples of such technology are proximity based marketing and advertising platform for businesses, an interactive digital restaurant menu system for mobile tablets, a mobile POS system and a class management tool. None of these products, however, are yet commercially viable.

The Company’s legal entities and respective function are as follows:

ADEPTPROS INC. is a U.S. corporation that is the holding company over the entire enterprise.

ADEPTPROS LLC is a wholly-owned U.S. limited liability company that functions as the main U.S. operating company. It houses Company management and is currently engaged in the U.S. sales and marketing effort employing a total of 7 people in the U.S. Additionally, Adeptpros LLC provides onsite app development service to the Company’s largest client, Sutoer Solutions Inc., in Chicago, Illinois.

ADEPTPROS IT SOLUTIONS PVT LTD is a corporation based in Bangalore India that is 99% owned by Adeptpros Inc and 1% owned by Adeptpros LLC. The entity houses Indian management, human resources, accounting, instructors and the programing staff. It delivers training and app development services to India -based clients. The training function is branded as “Geniusport”. In total, approximately 67 people are employed in India.

GENIUSPORT INC. is a U.S. corporation that in years past has done some Training and Consulting for U.S. clients. Currently, the entity is essentially inactive.

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We have an expanding assortment of Fortune 500 customers that request a variety of mobile services from our team. In the United States, our largest customer is Sutoer Solutions, a prime contractor to the publishing company, Houghton-Mifflin. We received $292,436 in revenue in 2013 and $1,373,972 in revenue in 2014 from Sutoer Solutions.

In India, our named customers include Honeywell Solutions, Deloitte and SAP. Together, we received $25,300 in revenue in 2013 and $40,099 in revenue in 2014 from these entities. We rely upon our major customers for a substantial portion of our sales. Sutoer accounted for approximately 39% of the revenue of Adeptpros for the fiscal year ended March 31, 2013 and 87% for the fiscal year ended March 31, 2014. For the 3 months ended December 31, 2014 we earned $274,440, or 78% of our total revenue, from Sutoer. For the 9 months ended December 31, 2014 we earned $$1,051,410, or 90% of our total revenue from Sutoer. Loss of this customer or other major customers could adversely affect our business performance and profitability.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 3.

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Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have decided to take advantage of these exemptions. As a result, some investors may find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Where You Can Find Us

Our principal executive office is located at 14301 N. 87th Street, Suite 110, Scottsdale, AZ 85260 and our telephone number is 1-877-664-2777.

The Offering

Common stock offered by selling security holders	5,674,444 shares of common stock. This number represents 11.35% of our current outstanding common stock (1).

Common stock outstanding before the offering	50,000,000

Common stock outstanding after the offering	50,000,000 shares of common stock as of June 25, 2015.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

(1)            Based on 50,000,000 shares of common stock outstanding as of June 25, 2015.

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Risk Factors

Risks Related to our Business

OUR BUSINESS DEPENDS ON EXPERIENCED AND SKILLED PERSONNEL, AND IF WE ARE UNABLE TO ATTRACT AND INTEGRATE SKILLED PERSONNEL, IT WILL BE MORE DIFFICULT FOR US TO MANAGE OUR BUSINESS AND COMPLETE CONTRACTS.

The success of our business depends on the experienced and skilled personnel. It is critical that we maintain, and continue to build, a highly experienced management team and team of skilled professionals. Competition for personnel, particularly those with expertise in mobile technologies and identifying candidates with the appropriate qualifications can be costly. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

The increase in demand for mobile technologies and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are very high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite skilled personnel, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

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CUSTOMER APPLICATION FAILURES COULD DAMAGE OUR REPUTATION AND ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

Many of the applications we develop, install and maintain for our customers involve managing and protecting personal information. While we have programs designed to comply with relevant privacy and security laws and restrictions, if an application we develop or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such applications. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

WE ARE A HOLDING COMPANY WITH NO REVENUE GENERATING OPERATIONS OF OUR OWN. WE DEPEND ON THE PERFORMANCE OF OUR SUBSIDIARIES AND THEIR ABILITY TO MAKE DISTRIBUTIONS TO US.

AdeptPros, Inc. is a holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries. Because all of our operations are conducted by our subsidiaries, our cash flow and our ability to repay debt that we currently have and that we may incur after this offering and our ability to pay dividends to our stockholders are dependent upon cash dividends and distributions or other transfers from our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary.

WE RELY UPON SEVERAL MAJOR CUSTOMERS; THE LOSS OF ANY OF THE MAIN CUSTOMERS WILL ADVERSELY AFFECT OUR BUSINESS PERFORMANCE.

We rely upon our major customers for a substantial portion of our sales. Sutoer accounted for approximately 39% of the revenue of Adeptpros for the fiscal year ended March 31, 2013 and 87% for the fiscal year ended March 31, 2014. Loss of this customer or other major customers could adversely affect our business performance and profitability.

OUR PRODUCTS AND SERVICES ARE BASED ON NEW AND UNPROVED TECHNOLOGIES AND ARE SUBJECT TO THE RISKS OF FAILURE INHERENT IN THE DEVELOPMENT OF NEW PRODUCTS AND SERVICES.

Because our products and services are and will be based on new technologies, they are subject to risks of failure that are particular to new technologies, including the possibility that:

•	our new approaches will not result in any products or services that gain market acceptance;
•	our mobile applications and the technology powering our custom development services may unfavorably interact with other types of commonly used applications and services, thus restricting the circumstances in which they may be used;
•	our mobile products may source hardware to provide mobility solutions for enterprises and dependencies on third party suppliers for hardware can present a risk of solution failure;
•	proprietary rights of third parties may preclude us from marketing a new product or service; or
•	third parties may market superior or more cost-effective products or services.

As a result, our activities may not result in a broad enough base of commercially viable products or services, which would harm our sales, revenue and financial condition.

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Onsite / offshore model for the mobile products development and mobile application services can have an adverse effect on our business, financial condition and operational efficiency.

We rely on onsite / offshore model for the mobile application services and mobile apps development. Our services leverage the low cost development model by off-shoring the non-strategic development work to India. The onsite / offshore model can be subject to issues including, but not limited to:

•	the currency risk, appreciation of Indian rupees against U.S. dollar can have an adverse effect on increase in our costs and can reduce our profitability for internal product development or client engagements
•	the political risk can be high in doing business in India due to tackling regulatory uncertainty and anti-social elements that can lead to high cost of doing business and can have adverse effect on our business
•	the inflationary risk, Indian economy experiences high inflation and quick rise in many cost associated with the business along with the salaries for mobile technology professionals. The rapidly increasing service delivery costs can lead to diminishing cost savings from off-shoring and reduce the profitability for our business.
•	the onsite / offshore model has occasionally experienced political push in U.S. too and has demanded revisiting of policies that can have adverse impact on our business.

As a result, onsite / offshore model for the mobile products development and mobile application services can have an adverse effect on our business, financial condition and operational efficiency.

MAJOR NETWORK FAILURES COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

Our technology infrastructure is critical to the performance of our products and customer satisfaction. Our Apps run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain the primary elements of this system, however, some elements of this system are operated by third parties which we do not control and would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

OUR PRODUCTS AND THE TECHNOLOGY POWERING OUR CUSTOM DEVELOPMENT SERVICES ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD RESULT IN NUMEROUS ADVERSE CONSEQUENCES, RESULTING IN COSTLY MANAGEMENT’S ATTENTION AND RESOURCES.

Complex software products such as those associated with our products and custom developed products often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced and addressed errors and defects in the software associated with our products or custom developed products, but do not believe these errors will have a material negative effect in the future on their functionality. However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of our custom developed products, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition.

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IF THIRD PARTIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY, IT MAY RESULT IN COSTLY LITIGATION.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in the mobile application market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMENT OF ADDITIONAL QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, and customer service, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

Risks Related To This Offering

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our Chief Executive Officer (“CEO”) lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our CEO has never been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

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OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF VENKAT NALLAPTI, OUR PRESIDENT AND CEO.

We are presently dependent to a great extent upon the experience, abilities and continued services of Venkat Nallapati, our Chief Executive Officer.  The loss of services of any of the CEO could have a material adverse effect on our business, financial condition or results of operation.

UPON THE COMPLETION OF THIS OFFERING, THE CONCENTRATION OF OUR CAPITAL STOCK OWNERSHIP WITH OUR FOUNDERS AND EXECUTIVE OFFICERS WILL LIKELY LIMIT AN INVESTOR’S ABILITY TO INFLUENCE CORPORATE MATTERS.

Upon completion of this offering, the executive officers, Venkat Nallapati and his wife, Padma Kalluri will own approximately 38.74% of our outstanding common stock. Additionally, the other founders of AdeptPros LLC, Jayaram Kode and Sekhar Kolla will own 23.04% and 11.32% respectively. As a result, these stockholders, acting individually or together, can exercise significant influence over our business policies and affairs, including the power to nominate a majority of the members of our board of directors. Because of such power and because our board of directors is responsible for appointing the members of our senior management team, our founders and key employees could affect any attempt by independent stockholders to replace current members of our management team. In addition, our founders and key employees and the Nallapati family in general can control any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws and the approval of mergers or sales of substantially all of our assets. It is possible that the interests of certain of our founders and other key employees may, in certain circumstances, conflict with our interests, the interests of our other founders, key employees or minority stockholders, including you. For example, the concentration of ownership and voting power of our founders and key employees may delay, defer or even prevent an acquisition by a third party or other change of control involving us and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of our minority stockholders. As a result, our founders and key employees could pursue transactions that may not be in our best interests which could have a material adverse effect on our business, financial condition or results of operations.

BECAUSE OUR PRINCIPAL ASSETS ARE LOCATED OUTSIDE OF THE UNITED STATES, IT MAY BE DIFFICULT FOR AN INVESTOR TO ENFORCE ANY RIGHT BASED ON U.S. FEDERAL SECURITIES LAWS AGAINST US, OR TO ENFORCE A JUDGMENT RENDERED BY A UNITED STATES COURT AGAINST US OR MR. NALLAPATI.

Our principal assets are located outside of the United States. As a result, it may be difficult or impossible for an investor to bring an action against the Company, in the event that an investor believes that such investor’s rights have been infringed under the U.S. securities laws, or otherwise. Even if an investor is successful in bringing an action of this kind, the laws of India may render that investor unable to enforce a judgment against the assets of Mr. Nallapati.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.05 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

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YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

IN THE EVENT THAT THE COMPANY’S SHARES ARE TRADED, THEY WILL MOST LIKELY TRADE UNDER $5.00 PER SHARE AND THUS WILL BE A PENNY STOCK. TRADING IN PENNY STOCKS HAS MANY RESTRICTIONS AND THESE RESTRICTIONS COULD SEVERLY AFFECT THE PRICE AND LIQUIDITY OF THE COMPANY’S SHARES.

In the event that our shares are traded, and our stock will most likely trade below $5.00 per share, and our stock will therefore be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock will probably be considered to be a “penny stock” and will subject to the additional regulations and risks of such a security. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

INVESTING IN THE COMPANY IS A HIGHLY SPECULATIVE INVESTMENT AND COULD RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT.

A purchase of the offered shares is significantly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The business objectives of the Company are also speculative, and we may be unable to satisfy those objectives. The shareholders of the Company may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in the Company. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

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WE ARE AN “EMERGING GROWTH COMPANY,” AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO “EMERGING GROWTH COMPANIES” COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

OUR STATUS AS AN “EMERGING GROWTH COMPANY” UNDER THE JOBS ACT OF 2012 MAY MAKE IT MORE DIFFICULT TO RAISE CAPITAL AS AND WHEN WE NEED IT.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; therefore, we are subject only to the reporting requirements of Section 15(d) of the Exchange Act.

Until our Common Stock is registered under the Exchange Act, we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act, which we refer to as Section 15(d). Section15(d) requires that issuers file periodic and current reports with the SEC when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act. The purpose of Section 15(d) is to ensure that investors who buy securities in registered offering are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations. However, companies that are required to report only under Section 15(d) are not subject to some of the Exchange Act reporting requirements. For example, companies that are required to report only under Section 15(d) are not subject to the short-swing profit reporting requirements contained in Section 16 of the Exchange Act, the beneficial ownership reporting requirements contained in Section 13 of the Exchange Act, the institutional investor reporting rules or the third-party tender offer rules. Additionally, stockholders in a company that is required to report only under Section 15(d) are not entitled to the benefits of the Exchange Act’s proxy rules contained in Section 14 of the Exchange Act.

The reporting obligations under Section15(d) are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, other than the year in which the applicable registration statement became effective, if the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remained below 300 unless we filed a registration statement with the Securities and Exchange Commission under Section 12 of the Exchange Act. If our obligation to file reports under Section 15(d) is suspended (other than due to our having registered our Common Stock under Section 12 of the Exchange Act), then investors will have reduced visibility with respect to the Company, its financial condition and results of operations

IF OUR SHARES ARE QUOTED ON THE OTC BULLETIN BOARD, WE WILL BE REQUIRED TO REMAIN CURRENT IN OUR FILINGS WITH THE SEC AND MEET OTHER OBLIGATIONS, THE FAILURE OF WHICH COULD RISK US TO REMOVAL FROM THE QUOTATION SERVICE.

There is no guarantee that our common stock will ever be quoted on the OTC Bulletin Board or OTCQB. However, in the event that our shares are quoted on the OTC Bulletin Board or OTCQB, we will be required to remain current in our filings with the SEC and, for eligibility on the OTCQB, we must maintain a stock price above $0.01 per share and pay annual dues. In the event that we become delinquent in these requirements, we may be relegated to an inferior quotation service or quotation of our common stock could be terminated. If our shares are not eligible for quotation on the OTC Bulletin Board or OTCQB, investors in our common stock may find it difficult to sell their shares.

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UNTIL WE REGISTER A CLASS OF OUR SECURITIES UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 (“EXCHANGE ACT”), WE WILL ONLY BE SUBJECT TO THE PERIODIC REPORTING OBLIGATIONS IMPOSED BY SECTION 15(D) OF THE EXCHANGE ACT.

Until such time as we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act. Accordingly, we will not be subject to the proxy rules, Section 16 short-swing profit provisions, beneficial ownership reporting, the bulk of the tender offer rules and the reporting requirements of Section 13 of the Exchange Act. This means that your access to information regarding our business will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates, ” “believes, ” “continue, ” “could, ” “estimates, ” “expects, ” “intends, ” “may, ” “might, ” “plans, ” “possible, ” “potential, ” “predicts, ” “projects, ” “seeks, ” “should, ” “would ” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties ’ control) or other assumptions.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders ” and “Plan of Distribution .” We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

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Determination of Offering Price

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Dilution

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of 5,674,444 shares of our common stock held by 37 shareholders, which consist of i) 3,155,210 shares held by the original founders of AdeptPros LLC ii) 2,519,234 shares issued to the founders of AdeptPros Inc. (f/k/a Madison Park Acquisition Corp.).

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  June 25, 2015 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

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Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Padma Kalluri (5)	4,370,566	250,000	4,120,566	8.24%
Venkat Nallapati (5)	14,800,000	250,000	14,550,000	29.10%
Jayaram Kode	11,521,939	250,000	11,271,939	22.54%
Gautam Mandewalker	999,550	100,000	899,550	1.80%
Sekhar Kolla	5,660,797	250,000	5,410,797	10.82%
Sandhya Paruchuri	3,275,176	250,000	3,025,176	6.05%
Gowri Bokka	2,365,404	150,000	2,215,404	4.43%
Nilay Kavathia	401,042	401,042	0
Jigar Shah	401,042	401,042	0
Madhavi Katta	401,042	401,042	0
Srinivasa Rao Chavadam	401,042	401,042	0
Srinaresh Kumar Nemani	401,042	401,042	0
Srivenkata Nimmagadda	401,042	401,042	0
John J. Chichester	500	500	0
Chichester Associates Inc.(1)	500	500	0
Rafael Veloz	500	500	0
Bennett Weber	500	500	0
The David Weber Oil Company(2)	500	500	0
Segal Gebski PLLC(3)	500	500	0
Martin Smietanksi	500	500	0
Wendy Elie	500	500	0
Darren DeRosa(4)	500	500	0
Q5 Ventures LLC (4)	500	500	0
Integrity Cargo Freight Corporation(4)	500	500	0
Sterling Seal & Supply Inc. (4)	500	500	0
Charles DeRosa	500	500	0
ADDR Properties LLC (4)	500	500	0
Anthony DiGiovanni	500	500	0
Lawrence D’Angelo	500	500	0
David Ciambrone	500	500	0
Gregory Russo	500	500	0
Theodore Hanley	500	500	0
Angleo DeRosa(4)	500	500	0
Vishal Baijal	1,250,000	200,000	1,050,000	2.10%
Joseph Townsend	200,000	200,000	0
Scott Chichester(1)	2,240,226	708,102	1,532,124	3.06%

Elisse Porter	900,090	650,090	250,000	*

TOTAL:	50,000,000	5,674,444	44,325,556	88.65%

1. John J. Chichester has voting and dispositive powers over the shares held by Chichester Associates Inc. John J. Chichester is the father of Scott Chichester.

2. Bennett Weber has voting and dispositive powers over the shares held by The David Weber Oil Company.

3. Marius Segal-Gebski has voting and dispositive powers over the shares held by Segal Gebski PPC.

4. Angelo and Darren DeRosa have voting and dispositive powers over the shares held by Q5 Ventures LLC, Integrity Cargo Freight Corporation, Sterling Seal & Supply Inc., and ADDR Properties LLC.

5. Padma Kalluri is the wife of Venkat Nallapati.

* Represents less than 1%.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

With the exception of John J. Chichester, Chichester Associates, Inc. and Padma Kalluri, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	are broker-dealers or affiliated with broker-dealers.

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Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.05 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $70,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Description of Securities to be Registered

General

We are currently authorized to issue 190,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

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Common Stock

We are currently authorized to issue 190,000,000 shares of common stock, par value $0.001 per share. Currently we have 50,000,000 shares of   common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share.  Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

We do not currently have a transfer agent and registrar.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Szaferman, Lakind, Blumstein & Blader, P.C. located at 101 Grovers Mill Road, Suite 200, Lawrenceville, New Jersey 08648 will pass on the validity of the common stock being offered pursuant to this registration statement.

The financial statements as of March 31, 2014 included in this prospectus and the registration statement have been audited by Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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Information about the Registrant

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Nevada as Madison Park Acquisition Corp. on November 29, 2011. On January 27, 2014, we amended our Articles of Incorporation to change our name to AdeptPros Inc. On April 15, 2014, AdeptPros Inc. completed a share exchange agreement with AdeptPros LLC, an Arizona LLC formed in 2007 and GeniusPort Inc., an Arizona s-corporation formed in 2010. Additionally, on May 9, 2014, AdeptPros Inc. purchased 99% of AdeptPros IT Solutions Pvt. Ltd, a corporation incorporated under the Companies Act of 1956 under the laws of the nation of India. AdeptPros Inc. purchased shares from the following shareholders of Adeptpros IT Solutions Pvt. Ltd. (India): Audam Mandewalker (1,000 shares), Punniah Choudary Kalluri (6,000 shares), Rajendra Prasad Kode (3,000 shares). Punniah Choudary Kalluri is the brother-in-law of Venkat Nallapati and brother of Padma Kalluri and Rajendra Prasad Kode is the father of Jayaram Kode. Concurrently, AdeptPros LLC purchased 1% of AdeptPros IT Solutions Pvt. Ltd. The resultant structure, hereafter referred to as “the Company” is as follows:

The financial statements and results of operations have been reported as if the business combinations occurred at the beginning of the period being reported on (April 1, 2012).

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Equity Exchange Agreement

On April 15 2014, we executed an equity exchange agreement with AdeptPros LLC and GeniusPort Inc. Under this exchange agreement, AdeptPros Inc. became the holding company and obtained 100% interest in each of the two consolidating entitles: AdeptPros LLC, and GeniusPort Inc. As consideration for the transfer of the equity interests of AdeptPros LLC, and GeniusPort, Inc., we agreed to issue a total of 44,375,337 shares of our common stock to the members of AdeptPros LLC and the shareholders of GeniusPort Inc. Specifically, we issued shares as follows:

(A)	44,262,826 shares of AdeptPros Inc. were issued to the following individual Members of Adeptros LLC:

Member Name	Number of Shares
Padma Kalluri	4,291,808
Venkat Nallapati	15,000,000
Jayaram Kode	11,263,389
Sekhar Kolla	5,660,797
Sandhya Paruchuri	3,275,176
Gowri Bokka	2,365,404
Nilay Kavathia	401,042
Jigar Shah	401,042
Madhavi Katta	401,042
Srinivasa Rao Chavadam	401,042
Srinaresh Kumar Nemani	401,042
Srivenkata Nimmagadda	401,042
Total	44,262,826

(B)	112,511 shares of AdeptPros Inc.were issued to the following individual shareholders of GeniusPort Inc.:

Name of Shareholder	Number of Shares
Padma Kalluri	78,758
Jayaram Kode	33,753
Total	112,511

Stock Purchase Agreement

On May 9, 2014, we executed 3 separate stock purchase agreements whereby AdeptPros Inc. purchased for cash 9,900 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). AdeptPros Inc. purchased shares from the following shareholders of Adeptpros IT Solutions Pvt. Ltd. (India): Gautam Mandewalker (1,000 shares), Punniah Choudary Kalluri (6,000 shares), Rajendra Prasad Kode (3,000 shares). Punniah Choudary Kalluri is the is the brother-in-law of Venkat Nallapti and brother of Padma Kalluri and Rajendra Prasad Kode is the father of Jayaram Kode. AdeptPros LLC purchased 100 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). The 10,000 shares purchased were all the outstanding stock of AdeptPros IT Solutions Pvt. Ltd (India). Together, AdeptPros, Inc. and AdeptPros LLC purchased all of the shares of AdeptPros IT Solutions Pvt. Ltd. (India) for 10,000,000 rupees. This was the equivalent of $167,304 at the time of purchase.

Corporate History

Adeptpros LLC was formed in 2007 and was spearheaded by the Company’s current CEO, Venkat Nallapati, a U.S. citizen, but originally a native of India. Mr. Nallapati saw the opportunity for the growth of mobile app development and used his contacts in India to forge an alliance with Adeptpros IT Solutions India Pvt. Ltd. in Bangalore to leverage the talented and cost-effective Indian workforce. This relationship culminated in the outright purchase of Adeptpros IT Solutions India Pvt. Ltd to unite the endeavor as one unified entity. A description of each entity and its function as it currently stands is as follows:

ADEPTPROS INC. is a U.S. corporation that is the holding company over the entire enterprise.

ADEPTPROS LLC is a wholly-owned U.S. limited liability company that functions as the main U.S. operating company. It houses Company management and is currently engaged in the U.S. sales and marketing effort employing a total of 7 people in the U.S. Additionally, Adeptpros LLC provides onsite app development service to the Company’s largest client, Sutoer Solutions Inc., in Chicago, Illinois.

ADEPTPROS IT SOLUTIONS PVT LTD is a corporation based in Bangalore India that is 99% owned by Adeptpros Inc and 1% owned by Adeptpros LLC. The entity houses Indian management, human resources, accounting, instructors and the programing staff. It delivers training and app development services to India -based clients. The training function is branded as “Geniusport”. In total, approximately 67 people are employed in India.

GENIUSPORT INC. is a U.S. corporation that in years past has done some Training and Consulting for U.S. clients. Currently, the entity is essentially inactive.

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We have an expanding assortment of Fortune 500 customers that request a variety of mobile services from our team. In the United States, our largest customer is Sutoer Solutions, a prime contractor to the publishing company, Houghton-Mifflin. We received $292,436 in revenue in 2013 and $1,373,972 in revenue in 2014 from Sutoer Solutions. In India, our direct customers include Honeywell Solutions, Deloitte and SAP. Together, we received $25,300 in revenue in 2013 and $40,099 in revenue in 2014 from these entities. We rely upon our major customers for a substantial portion of our sales. Sutoer accounted for approximately 39% of the revenue of Adeptpros for the fiscal year ended March 31, 2013 and 87% for the fiscal year ended March 31, 2014.

The Industry

In total, smartphones, such as iPhone, Android and Windows phone sales in the United States are growing at a year to year rate of 40%,1. Apple recently reported that it had $10 billion in revenue in 2013 from application downloads alone.2 The mobile applications market will be a $54 billion industry by 20153. Many enterprises are adopting mobile tablets to run their day-to-day enterprise applications on them. This creates a variety of business opportunities for AdeptPros in this enterprise mobile applications domain. The specifics and statistics of mobile phone and tablet users today has exceeded any consumer expectations. Some of these astounding statistics include:

•	By the end of 2013, there will be more mobile devices on Earth than people.[4]

•	27% of companies worldwide planned to implement location-based marketing in coming years.[5]

•	25% of international media and marketing executives see mobile as the most disruptive force in their industry.[6]

•	80% of smartphone owners want more mobile-optimized product information while they’re shopping in stores.[7]

•	Time spent with mobile apps starting to challenge television: consumers are spending 127 minutes per day in mobile apps - up 35% from 94 minutes a day in the same time last year - and spend 168 minutes watching television per day.[8]

•	73% of consumers say they have used their mobile phone in a store.[9]

These statistics are a compilation of mobile enterprise stats taken from the website digby.com from a collection of sources including eMarketer and Cisco. The most astounding and inspiring statistic from an enterprise mobility standpoint is that nearly 65% of affluent app users want their favorites brands to have an app, therefore leading brands and companies to necessitate app development. While these numbers are impressive and the opportunities are unquestionably there, AdeptPros has several target markets to be successful.

1 http://www.idc.com/getdoc.jsp?containerId=prUS24302813

2 http://www.apple.com/pr/library/2014/01/07App-Store-Sales-Top-10-Billion-in-2013.html

3 http://www.gartner.com/newsroom/id/2614915

4 http://blogs.cisco.com/collaboration/more-mobile-devices-than-people-by-the-end-of-2013-is-your-business-prepared

5 http://www.emarketer.com/Article/Real-Time-Location-Data-Gets-Bigger-Slice-of-Mobile-Targeting/1009675

6 http://www.marketingcharts.com/wp/interactive/mobile-perceived-as-most-disruptive-media-and-marketing-trend-26466/

7 https://www.internetretailer.com/2012/12/31/smartphone-owners-want-more-mobile-information-stores

8 http://techcrunch.com/2012/12/05/flurry-mobile-apps-television/

9 http://www.phunware.com/blog/mobile-statistics/

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Our Expertise, Business Units and Services

Expertise: AdeptPros is an early adopter and has strong technical and integration expertise in Mobile, Social, Cloud, Analytics and Web 2.0 domains. Our technical competence is mentioned below:

•	Mobile: App development expertise for Apple iOS, Google Android and Microsoft Windows Mobile devices
•	Social: Integrating Facebook, Twitter, LinkedIn, Pinterest, Google+ etc., platforms within enterprise applications
•	Cloud: Hosting enterprise application on Amazon AWS, Rackspace and private cloud systems
•	Analytics: Generating business intelligence reports and insights for enterprises using various data tools
•	Web: App development expertise in Java, .Net, HTML5, Java Script, mySQL, Php, CSS, JQuery etc.,

Business Units: AdeptPros, Inc. primarily has App Development and Training & Consulting business units to offer services to enterprises in these mentioned technologies. A headquarters in the United States allows us to easily and regularly meet with our clients while saving the same clients huge costs with our experienced and tested development team in Bengaluru, India.

Services:

The App Development unit includes the following services:

Enterprise Mobile Apps development (aka Enterprise Mobility): Our team helps many companies to develop enterprise mobile apps in order to improve their productivity, profitability and customer loyalty. For several years we have been assisting our clients from strategy to execution of their projects. Our advanced enterprise mobile application development services helped clients transform their businesses in a company that exceeds expectations. We build and deploy mobile apps that keep customers connected and engaged.

IT Systems Integration: In a rapidly shifting business environment, we are required to quickly integrate complex technologies. Be it a large or a small organization, AdeptPros ensures that the IT systems integration services are aligned with business requirements. Our services are spread on a global scale. We know how challenging it is for an enterprise to integrate multiple IT systems for different departments. We use the right tools and methodologies to ensure that a company’s needs are streamlined through proper hardware and software integration. Some systems we have integrated are: Microsoft Office, Oracle, Sybase, SAP, SQL server, Google App engine, ASP.NET MVC apps etc.,

Product Development: Some enterprises require us to develop end-to-end product development to perform multiple business functions. Typically it requires most of our services in Mobile, Social, Cloud, Analytics and Web technologies.

Games Development: AdeptPros has required knowledge in developing games for Mobile and Web platforms by using Unity framework.

Quality Assurance: Every application or product or game where AdeptPros is engaged with is tested efficiently by using our expert team, tools, framework and methodologies. The testing team is comprised of security experts and UI/UX experts who check for the performance, scalability and design of the application from all perspectives. They make sure that the testing is a full-fledged verification, done in terms of planning, architecture, execution, automation and measurement. We perform various testing such as System testing, Regression testing, User interface and usability testing, Compatibility and interoperability testing, Security testing, Functional automation testing, Performance testing and White box testing (code coverage and unit testing).

Strategy: The process of determining ideal enterprise mobility involves three basic components of a business: business process, customer interaction process and employees' work. We create an accurate strategy that compiles all these basic factors and renders mobile enablement for the optimal benefit of the enterprise. This enhances employees’ productivity, empowers the customer base and minimizes company cost while delivering higher revenue.

Solution Architecture: Through our technical expertise, we simplify the large and complex decision making processes, therefore delivering the best guidance in planning the execution of your idea and conception as well as upgrading several progressive technologies. Our solution architecture framework is designed to develop and support the mobile strategy across all facets of an enterprise development. Regardless of the industry or platform, we create mobile application technology map architecture for all enterprises.

Client Base: Our App Development unit primarily targets Fortune 1000 companies to provide Enterprise App development, software products development, training, quality assurance etc., services. Our goal is to get multi-million and multi-year projects from these Fortune 1000 companies. However, the only multi-year and multi-million dollar contract earned thus far is from Sutoer Solutions, in the United States, which accounted for 87% of our revenues for the year ended March 31, 2014. Aside from our Sutoer Solutions contract, our typical engagements range from approximately $10,000 - $100,000 per project.

Both US and Indian entities focus on this sector as a primary target into which we sell our services. Our direct clients include Google, Honeywell, Sutoer Solutions, Philips, SAP, Deloitte, Samsung, IBM, Verisign, Intel, Cisco, Target etc. Additionally, we have access to Houghton Mifflin Harcourt through its prime contractor, and our direct client, Sutoer Solutions. We typically start the engagement with these larger organizations with a small project and, over time and the proven success of our work product, we expand our engagement with bigger projects.

Currently, much of our revenue is concentrated from one existing client, Sutoer Solutions. Sutoer is a prime contractor to Houghton Mifflin Harcourt, the U.S. Publisher. The contract is dated March 13, 2014 and is a perpetual contract that can be terminated with 30 days written notice by either party. The type of contract is a time and material contract, whereby Adeptpros bills Sutoer weekly based on an agreed upon price per hour for app development services. The ramp-up or ramp down of resources is based on Houghton-Mifflin Harcourt’s requirements.

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Training & Consulting unit offers the following services:

Training: AdeptPros runs "GeniusPort" in India, a training company to train software developers. It has a proven track record in improving institutional knowledge for major corporations in mobile technologies such as iPhone/iPad, Android and Windows. It has trained more than 3,500 IT professionals at our client companies including Intel, SAP, Honeywell, IBM, Fidelity, Citrix, Philips, McAfee, Akamai, AOL, Infosys, HCL, Zensar, Alcatel-Lucent etc.

Mobile Tech Support: AdeptPros has a dedicated support team to educate the organizations’ employees on how to use the applications and products delivered through the Smartphone.

Consulting: In few occasions, AdeptPros supply skilled resources such as trainers, developers, solution architects, business analysts and designers, to augment our client teams. This enables the enterprises to complete their projects cheaper and faster. This model also creates a sales pipeline for Apps development projects and produces skilled resources to work on these projects.

Our Work

AdeptPros has developed and launched mobile applications in several industries including travel and hospitality, education, healthcare, mCommerce, sports, entertainment, gaming and marketing. These applications include:

Customer owned applications:

REAL/Sutoer Solutions is an education and developmental milestone marking application important for school readiness and an easily administered monitoring system for parents and teachers alike. This application was developed for customer Riverside Publishing, a Houghton Mifflin Harcourt company. The first version was delivered to the public on September 10, 2013 and we are currently continuing to provide ongoing support. The application is still available to the public. The ongoing support is not free-of-charge, but rather is billed out on a time and material basis under the existing Sutoer Solutions contract. Since this is a 100% “for hire” contract, there is no obligation for any postcontract customer support upon contract termination.

Social Sizzle is a social party application allowing users to communicate real time experiences inside bars and restaurants.

ADH is a healthcare application helping Arizona patients prepare for upcoming procedures and appointments. Data sharing with in the app also allows for healthcare service providers to easily access patient information. The first version of this program was delivered to the public on October 17, 2012. The application is still available to the public but we do not provide on-going support at this time.

SeeT is a photo sharing social media application that allows its users to take, post, share and describe pictures of their vantage point at a live event (concert, sporting event, live performance etc.) and proceed to buy tickets from the app for future occasions and events via a StubHub link.

LAND ROVER is an application that displays all the latest information about the car Land Rover. People planning to purchase the car can refer to this application for various models and prices. Motor Wrex is the dealer who also allows the users to schedule a test drive online or register for services. The first version of this application was delivered to the public on January 15, 2014. It is still available to the public, but we do not provide on-going support at this time.

Woodcock–Johnson 4 (WJIV) Tests of Cognitive Abilities is a set of intelligence tests. These tests can be used all people beginning at age two, testing a wide variety of cognitive skills. This application was developed for our customer. Riverside Publishing, a Houghton Mifflin Harcourt company. The planned delivery date is January 20, 2015.

In accordance with ASC 985-605-25-66 post contract support would be allocated as a specific element and would be recognized ratably over the life of the contract in instances where called for. However, for the financial statements presented herein the postcontract customer support for customer-owned applications is recognized together with the purchase of the initial software license since it is insignificant to the financial statements overall and is typically only 60-days in duration. Additionally, it otherwise meets the requirements of ASC 985-605-25-71.

Company owned applications:

BeaconStream: The first version of the app was delivered to the public on June 18, 2014. The application is still available to the public and we are providing ongoing support and updates.

Feedback form: The first version of the app was delivered to the public on November 11, 2013. The application is still available to the public and we are providing ongoing support and updates.

GeniusMenu: The first version of the app was delivered to the public on January 17, 2013. The application is still available to the public and we are providing ongoing support and updates.

Predict the ball: The first version of the app was delivered to the public on October 9, 2012. The application is still available to the public but we are not providing ongoing support and updates.

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Trivia Guru: The first version of the app was delivered to the public on April 20, 2012. The application is still available to the public but we are not providing ongoing support and updates.

Smashup Games: The first version of the app was delivered to the public on September 14, 2011. The application is still available to the public but we are not providing ongoing support and updates.

Birth-Predictor: The first version of the app was delivered to the public on July 20, 2011. The application is still available to the public but we are not providing ongoing support and updates.

Pune Warriors: The first version of the app was delivered to the public on May 5, 2011. The application is still available to the public but we are not providing ongoing support and updates.

Cric Predict: The first version of the app was delivered to the public on February 25, 2011. The application is still available to the public but we are not providing ongoing support and updates.

2011 Worldcup cricket: The first version of the app was delivered to the public on February 7, 2011. The application is still available to the public but we are not providing ongoing support and updates.

Jr. NTR: The first version of the app was delivered to the public on October 31, 2010. The application is still available to the public but we are not providing ongoing support and updates.

Mahesh babu: The first version of the app was delivered to the public on October 12, 2010. The application is still available to the public but we are not providing ongoing support and updates.

T20: The first version of the app was delivered to the public on May 11, 2010. The application is still available to the public but we are not providing ongoing support and updates.

iMeditation: The first version of the app was delivered to the public on April 12, 2010. The application is still available to the public but we are not providing ongoing support and updates.

RCB T20 Cricket: The first version of the app was delivered to the public on March 20, 2010. The application is still available to the public but we are not providing ongoing support and updates.

The company based applications noted above, have produced immaterial revenue in the financial statements presented herein. As such, any resulting postcontract customer support is also deemed immaterial.

Our Pricing Models

In order to provide our clients with the best possible option for their project we have developed four models of project production:

Fixed Price Model: For businesses that have predetermined requirements and schedules for their projects, we offer a fixed price delivery model. Under this model, we decide on a fixed budget after explicitly reviewing the scope, complexity and time frame at the beginning of the project. After reviewing all details and grasping an understanding of the project, we create a proposal and schedule of the project. An agreement is set up in association with our clients and then the development and delivery is carried out per this agreement under the model.

Time and Material Model: There are several projects that develop gradually and their implementation plans cannot be determined precisely at a certain point in time. In fact, from the phase of ideation until the execution process, the requirements drastically vary. Hence, the time and material model has been developed in such a way that it provides flexibility to the organization depending upon the changing size and workloads of the team assigned to the project. AdeptPros provides a time and material model of resource delivery to enterprises wherein the development effort is billed at the end of the stipulated time period. This allows an enterprise to optimize time and cost simultaneously.

Outsourcing Model: Specifically designed for high-growth small and medium sized enterprises, AdeptPros manages the provision of all required external resources and skilled professionals from the market. We believe in providing the right resources at the right price and the right time. Be it innovation, growth or efficiency, the outsourcing model solution provided by AdeptPros is designed to meet both current and future needs.

Hybrid Model: We help you make strategic decisions to reap increased value over time. AdeptPros provides an effective hybrid model that blends the proprietary infrastructure with new services and systems. We have partnered with a large number of specialized and versatile vendors to provide other application functionality for enterprises that are otherwise critical for in-house. With this model, you have the opportunity to maintain faster, more secure, flexible and scalable infrastructure at minimum cost.

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Competition and Our Competitive Strengths

Due to the size of the mobile market, AdeptPros does not have any direct competition. Small companies and large companies (and even freelance developers) alike are producing notable, portable and recognizable mobile applications. With that said, a comparable company to AdeptPros by example is Mutual Mobile. Mutual Mobile is an Austin, Texas based company that shares several business ideals with AdeptPros. Both companies are locally (United States of America) based in the southwest and both have development offices in India- recognizing the cost differential and superior abilities to developers in India. The key to being a standout in the mobile application industry is the ability to deliver products in the most cost effective manner possible.

Consulting with clients in the United States and developing their concepts and solutions in India exponentially cuts costs and extremely increases profits. Our offices in India are located in Bengaluru - a tech capital of the country. This centralized location in terms of being a tech hot bed allows for AdeptPros to attract some of the most skilled and technically sound developers and designers in the world.

AdeptPros differentiates itself from the rest of the market in several key ways. Our ability to keep all of our development in-house, while utilizing our off-site team and training program in India is not only cost effective to us and our client but allows for a uid line of communication. This string of communication then inhibits our customer’s projects and products to be created and developed more quickly and efficiently, therefore allowing us to provide our clients with a well-conceived, carefully tested and uniquely designed solution to mobility needs.

AdeptPros manages the application testing which in turn reduces cost and minimizes risk. The testing team is comprised of security experts and user experience experts that of whom check for the performance, scalability and design of all applications from all perspectives. They make sure that the testing is a full-edged verification of the applications over all usability, done in terms of planning, architecture, execution, automation and measurement.

Our team has helped many companies and individuals improve their productivity, profitability and customer loyalty. For several years we have been assisting our clients from mobile strategy to the execution of their projects. We render all services and solutions for enterprise mobility. Our advanced enterprise mobility solutions have helped clients transform their businesses in a company that exceeds expectations. We build and deploy mobile apps that keep your workforce and customers connected and engaged.

Below is a list of key differentiators that AdeptPros provides to the market:

Early Adopters: We’ve been developing applications since the earliest days of mobile application introduction. We have an incomparable understanding of the mobility market, and that is how we conceptualize and build an application for you.

Premium clients: Our world-class enterprise mobility services and application history have associated us with premium clients on a global scale. We offer our premium clients, quality application solutions.

Proven track record: We have a track record of designing, delivering and deploying innovative mobile solutions. We’ve traced our achievements in almost every booming industry. Our work is inspired by our experiences across all industries which in turn makes all our products and solutions simple, easy, reliable and strong.

Expertise in four forces of new enterprise: We leverage the four main forces: mobile, social, cloud and analytics that are responsible for driving an enterprise mobility scenario to newer heights. We have done an in-depth study of all markets and know how these forces have been transforming user behavior.

Creative thinking: With a global mindset, AdeptPros is raising the bar of believing and conceiving. From strategy planning to app development and post development services, we do it in a unique way.

Cross platform expertise: We have built several rich apps for iOS, Android, Blackberry, Windows and Web 2.0. Our young, dynamic and passionate team is in sync with the latest mobile application developments and design patterns.

Excellent processes, tools and quality assurance: We perform quick interactive testing that improves the quality of applications, alleviates technical and business risk and minimizes overall cost. The AdeptPros team first analyses and then determines the project requirement and needs before diving into development. The latter phases include design, technology use, code implementation, testing solutions, execution, evaluation and maintenance.

Unique business model and scalability: AdeptPros has a dedicated training team to train software developers. It has a proven track record in improving institutional knowledge for major corporations in mobile technologies such as iPhone/iPad, Android and Windows. It has trained more than 3500+ IT professionals including at our client companies including Intel, SAP, Honeywell, IBM, Fidelity, Citrix, Philips, McAfee, Akamai, AOL, Infosys, HCL, Zensar, Alcatel-Lucent etc. With this advantage, AdeptPros never falls short of mobile app developers.

Flexible and cost effective delivery models: AdeptPros has both holistic and integrated approaches when it comes to working with clients and delivering their projects. We analyze your requirements and plan the necessary steps meticulously.

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Patents, Trademarks, and Licenses

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Research and Development Activities and Costs

The Company has plans to develop its own mobile applications, at which time it may incur significant research and development costs.

Marketing

As a growing, successful business, AdeptPros has deployed many effective and efficient marketing strategies in order to gain our share of the market. An obvious strategy, being a mobility company, is our web presence. We have a user and customer friendly website and mobile site, we utilize social media including Facebook, Twitter, YouTube, Blogs, Press Releases, Pinterest and Instagram and we capitalize on our presence on LinkedIn, using the service to promote our brand, company and services.

In order to expand our growth and distribute our products, AdeptPros has a full-time professional sales and business development staff all of whom are prepared to meet, cater and customize a plan or product for any client. We also deploy this sales staff at trade shows and conventions. These trade shows and conventions allow AdeptPros to fully immerse potential clients in our ready to use products with a hands on sales approach and pitch. Another more traditional form of marketing is our use of analytics and sales trends and in turn our hiring of Gartner. Gartner allows us to fully grasp the potential market, prospective market and existing market in order to corner our segment and deploy an effective marketing strategy.

Our combined strategies have been tested and proven to help boost our sales in the mobility market. As AdeptPros continues to grow and hire, we look for new ways and new employees to help expand our already successful marketing strategies.

Government Regulation

Our activities are not currently subject to any particular regulations by governmental agencies other than those routinely imposed on corporate businesses. However, the advertisers that advertise with our Apps are subject to Federal Trade Commission and state rules on advertising and marketing on the Internet, including truth-in advertising rules, online advertising disclosures and the CAN-SPAM Act (Controlling the Assault of Non-Solicited Pornography and Marketing Act) of 2003.  To date, we have not been materially impacted by these rules because our platforms are designed to ensure that proper disclosures are made in connection with every publication.  We cannot predict the impact of future regulations on either us or advertisers that advertise with our Apps.

Employees

As of June 25, 2015, we had a total of 74 employees.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 14301 87th Street, Suite 110, Scottsdale, Arizona 85260 and our telephone number is (1-877-664-2777). We have a three year lease for this property and pay approximately $2,213 per month.

The Company also has an office in Bengaluru, India at Sigma Technology Park, Gamma Block, 10th Floor, SH 35, Whitefield, Bengaluru - 560066, India. We have a lease agreement for this property and pay approximately $18,718 per month.

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LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 37 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public.

Stock Option Grants

No options have been granted as of the date of this registration statement.

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ADEPTPROS, INC
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2014	2014
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$153,298	$147,862
Account receivable, net of allowance	189,532	248,802
Other current assets	95,429	88,292
Total current assets	438,259	484,956

Property and equipment, net	38,206	37,798

Total assets	$476,465	$522,754

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$35,280	$10,507
Deferred tax liability	12,263	13,590
Income taxes payable	-	29,285
Other liabilities	1,252	3,209
Notes payable	30,000	30,000
Notes payable, related party	7,777	7,804
Total current liabilities	86,572	94,395

Stockholders' equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued	-	-
Common stock, $0.001 par value; 190,000,000 shares authorized, 50,000,000 and 49,990,000 shares issued and outstanding, respectively	50,000	49,990
Additional paid-in capital	311,515	311,025
Subscription receivable	(25)	-
Accumulated other comprehensive income (loss)	(7,116)	1,134
Retained earnings	35,519	66,210
Total stockholders' equity	389,893	428,359

Total liabilities and stockholders' equity	$476,465	$522,754

See accompanying notes to consolidated financial statements.

F-1

ADEPTPROS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$352,344	$430,514	$1,171,046	$1,167,898
Cost of sales	135,440	267,425	429,921	464,464
Gross profit	216,904	163,089	741,125	703,434

Operating expenses
Sales and marketing	85,055	2,526	129,236	23,115
Depreciation expense	5,726	3,008	9,945	9,024
General and administrative	153,505	147,258	444,636	411,997
Total operating expenses	244,286	152,792	583,817	444,136

Operating income (loss)	(27,382)	10,297	157,308	259,298

Other income (expense)
Other income	55	37	111	72
Interest expense	-	-	-	-
Total other income (expense)	55	37	111	72

Income before provision for income taxes	(27,327)	10,334	157,419	259,370

Provision for (benefit from) income taxes	(4,742)	(17,942)	(4,835)	(18,501)

Net income (loss)	(22,585)	28,276	162,254	277,871

Other comprehensive income/(loss)
Foreign currency translation adjustment	6,538	(3,124)	(8,250)	(10,014)
Comprehensive income (loss)	$(16,047)	$25,152	$154,004	$267,857

Net income per share of common stock:
Basic and diluted	$(0.00)	$0.00	$0.00	$0.01

Weighted average number of shares outstanding:
Basic and diluted	50,000,000	49,963,105	49,998,945	48,334,437

See accompanying notes to consolidated financial statements.

F-2

ADEPTPROS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	December 31,
	2014	2013

Cash flows from operating activities:
Net income	$162,254	$277,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,890	24,063
Stock issued for services	-	123,397
Changes in operating assets and liabilities:
Account receivable	59,306	(413,721)
Notes receivable	-	-
Other assets	(1,813)	(59,244)
Accounts payable and accrued liabilities	24,710	131,996
Change in deferred tax assets and liabilities	(2,122)	2,075
Income taxes payable	(29,724)	-
Other liabilities	1,848	(50,011)
Net cash provided by operating activities	226,349	36,426

Cash flows from investing activities:
Purchases of property and equipment	(10,010)	(64,359)
Net cash used in investing activities	(10,010)	(64,359)

Cash flows from financing activities:
Payments on notes payable - related parties	-	(1,369)
Payments on notes payable	-	(8,000)
Common stock issued for cash	476	-
Distributions to stockholders	(192,947)	-
Net cash used in financing activities	(192,471)	(9,369)

Effects of exchange rates on cash	(18,432)	(21,839)

Net change in cash and cash equivalents	5,436	(59,141)
Cash and cash equivalents at the beginning of period	147,862	102,662

Cash and cash equivalents at the end of period	$153,298	$43,521

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$29,031	$9,354

See accompanying notes to consolidated financial statements.

F-3

NOTE 1 – BASIS OF PRESENTATION

The accompanying interim financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows as of and for the period ended December 31, 2014 and 2013, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s March 31, 2014 audited financial statements.  The results of operations for the periods ended December 31, 2014 and 2013 are not necessarily indicative of the operating results for the full year.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to the accounts receivable and sales allowances, fair values of financial instruments, useful lives of intangible assets and property and equipment, inventory valuations, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied by the Company in these condensed interim financial statements are the same as those applied by the Company in its audited consolidated financial statements as at and for the year ended March 31, 2014. There have been no changes in the Company's significant accounting policies for the periods ended December 31, 2014 as compared to those disclosed in the Company's annual audited financial statements for the year ended March 31, 2014.

NOTE 3 – STOCKHOLDERS’ EQUITY

On April 29, 2014, the Company issued 10,000 shares of stock to 20 shareholders in exchange for $500 cash for total cash proceeds of $475 and stock subscriptions receivable of $25.

The Company issued 1,124,112 shares of stock for $1,124 services performed in the period ended March 31, 2013. The value of the stock issued was based on the most recent issuance of stock for cash. For the year ended March 31, 2013 and 2012, the Company sold member units which later converted to shares of stock in the Company on a 1:1 basis as part of the share exchange effected in January 2014. For the year ended March 31, 2013, 2,005,210 units were sold for $85,000 and for the year ended March 31, 2012 324,959 units were sold for $5,000.

F-4

NOTE 4 – INTERIM SEGMENT REPORTING

Three months ended December 31, 2014	App Development	Training and Consulting	Consolidated

Total revenues - US	$274,440	$-	$274,440
Total revenues - India	227,772	29,982	257,754
Less: intersegment revenues	(179,850)	-	(179,850)
Revenues from unaffiliated customers	322,362	29,982	352,344

Segment net income - US	46,605	-	46,605
Segment net income - India	(61,142)	(8,048)	(69,190)
Total net income	(14,537)	(8,048)	(22,585)

Segment assets -US	245,278	-	245,278
Segment assets- India	204,295	26,892	231,187
Total assets	$449,573	$26,892	$476,465

Three months ended December 31, 2013	App Development	Training and Consulting	Consolidated

Total revenues- US	$344,152	$49,860	$394,012
Total revenues - India	152,356	26,646	179,002
Less: intersegment revenues	(94,930)	(47,570)	(142,500)
Revenues from unaffiliated customers	401,578	28,936	430,514

Segment net income-US	75,770	(1,578)	74,192
Segment net income-India	(39,081)	(6,835)	(45,916)
Total net income	36,689	(8,413)	28,276

Segment assets-US	513,032	-	513,032
Segment assets-India	108,227	108,228	216,455
Total assets	$621,259	$108,228	$729,487

F-5

NOTE 4 – INTERIM SEGMENT REPORTING (CONTINUED)

Nine months ended December 31, 2014	App Development	Training and Consulting	Consolidated

Total revenues - US	$1,069,878	$-	$1,069,878
Total revenues - India	667,704	87,662	755,365
Less: intersegment revenues	(654,198)	-	(654,198)
Revenues from unaffiliated customers	1,083,384	$87,662	1,171,046

Segment net income-US	311,428	-	311,428
Segment net income - India	(131,862)	(17,312)	(149,174)
Total net income	179,566	(17,312)	162,254

Segment assets-US	245,278	-	245,278
Segment assets - India	204,357	26,830	231,187
Total assets	$449,635	$26,830	$476,465

Nine months ended December 31, 2013	App Development	Training and Consulting	Consolidated

Total revenues- US	$1,189,053	$-	$1,189,053
Total revenues - India	413,457	77,008	490,465
Less: intersegment revenues	(464,050)	(47,570)	(511,620)
Revenues from unaffiliated customers	1,138,460	$29,438	1,167,898

Segment net income-US	300,222	(3,588)	296,634
Segment net income-India	(15,817)	(2,946)	(18,763)
Total net income	284,405	(6,534)	277,871

Segment assets-US	513,032	-	513,032
Segment assets-India	108,227	108,228	216,455
Total assets	$621,259	$108,228	$729,487

NOTE 5 – BUSINESS COMBINATION

On April 15, 2014, in expectation of going public, a share exchange was effected in which AdeptPros, Inc. delivered 44,262,826 shares to the members of AdeptPros, LLC and 112,511 shares to the shareholders of GeniusPort, Inc. The existing shareholders of AdeptPros, Inc. retained 5,624,663 shares resulting in a total of 50,000,000 shares outstanding post-share exchange.

Purchase of AdeptPros IT Solutions Pvt. Ltd.

On May 9, 2014 AdeptPros, Inc. purchased, for $165,951, a 99% stake in AdeptPros IT Solutions Pvt. Ltd., a private company located in Bangalore, India; and AdeptPros LLC purchased, for $1,677, a 1% stake in AdeptPros IT Solutions Pvt. Ltd. which has been recorded as a shareholder distribution on the statement of stockholders’ equity.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with ASC855-10, Company management reviewed all material events through March 19, 2015 and there are no additional material subsequent events to report.

F-6

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

AdeptPros, Inc.

We have audited the accompanying consolidated balance sheets of AdeptPros, Inc. (“the Company”) as of March 31, 2014 and 2013 (as restated), and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AdeptPros, Inc. as of March 31, 2014 and 2013 (as restated), and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Sadler Gibb, LLC

Salt Lake City, UT

March 19, 2015

F-2

ADEPTPROS, INC
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2014	2013
		(Restated)
ASSETS

Current assets
Cash and cash equivalents	$147,862	$102,662
Account receivable, net of allowance	248,802	149,826
Notes receivable	-	4,398
Other current assets	88,292	54,731
Total current assets	484,956	311,617

Property and equipment, net	37,798	27,261
Deferred tax asset	-	17,277

Total assets	$522,754	$356,155

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$10,507	$33,495
Deferred revenue	-	178
Notes payable	30,000	38,000
Notes payable related party	7,804	19,515
Deferred tax liability	13,590	-
Income taxes payable	29,285	25,947
Other liabilities	3,209	33,563
Total current liabilities	94,395	150,698

Stockholders' equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued	-	-
Common stock, $0.001 par value; 190,000,000 shares authorized, 49,990,000 and 47,515,653 shares issued and outstanding as of March 31, 2014 and 2013, respectively	49,990	47,515
Additional paid-in capital	311,025	190,103
Accumulated other comprehensive income	1,134	4,112
Retained earnings (Accumulated deficit)	66,210	(36,273)
Total stockholders' equity	428,359	205,457

Total liabilities and stockholders' equity	$522,754	$356,155

F-3

ADEPTPROS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	March 31,
	2014	2013
		(Restated)

Revenues	$1,587,089	$737,419
Cost of sales	816,117	262,575
Gross profit	770,972	474,844

Operating expenses
Sales and marketing	27,196	30,920
Depreciation expense	17,225	13,879
General and administrative	492,044	245,499
Total operating expenses	536,465	290,298

Operating income	234,507	184,546

Other income
Other income	827	2,567
Interest expense	-	-
Total other income	827	2,567

Income before provision for income taxes	235,334	187,113

Provision for income taxes	49,518	1,523

Net income	185,816	185,590

Other comprehensive income/(loss)
Foreign currency translation adjustment	(2,978)	180
Comprehensive income	$182,838	$185,770

Net income per share of common stock:
Basic and diluted	$0.00	$0.00

Weighted average number of shares outstanding:
Basic and diluted	48,756,216	46,109,214

F-4

ADEPTPROS INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

				Accumulated	Retained
			Additional	Other	Earnings/
	Common Stock		Paid-in	Comprehensive	(Accumulated
	Shares	Amount	Capital	Income	Deficit)	Total

Balance, March 31, 2012	44,386,331	44,386	114,870	3,932	(174,604)	(11,416)

Common stock issued for cash	2,005,210	2,005	82,995	-	-	85,000
Stock issued for services	1,124,112	1,124	-	-	-	1,124
Distribution to shareholder	-	-	-	-	(55,020)	(55,020)
Elimination of retained earnings prior to acquisition	-	-	(7,762)	-	7,762
Foreign currency translation adjustment	-	-	-	180	-	180
Net income, year ended March 31, 2013 (Restated)	-	-	-	-	185,590	185,590

Balance, March 31, 2013	47,515,653	47,515	190,103	4,112	(36,272)	205,458

Stock issued for services	2,474,347	2,475	120,922	-	-	123,397
Distribution to shareholder	-	-	-	-	(83,334)	(83,334)
Foreign currency translation adjustment	-	-	-	(2,978)	-	(2,978)
Net income, year ended March 31, 2014	-	-	-	-	185,816	185,816
Balance, March 31, 2014	49,990,000	$49,990	$311,025	$1,134	$66,210	$428,359

See accompanying notes to consolidated financial statements.

F-5

ADEPTPROS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	March 31,
	2014	2013
		(Restated)
Cash flows from operating activities:
Net income	$185,816	$185,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,104	27,794
Stock issued for services	123,397	1,124
Changes in operating assets and liabilities:
Account receivable	(101,656)	(137,178)
Notes receivable	3,966	29,247
Other assets	(38,167)	(13,151)
Accounts payable and accrued liabilities	33,304	17,532
Deferred revenue	(160)	(12,122)
Change in deferred tax assets and liabilities	(29,051)	(22,855)
Income taxes payable	5,634	10,119
Other liabilities	(30,264)	12,119
Net cash provided by operating activities	183,923	98,219

Cash flows from investing activities:
Purchases of property and equipment	(43,710)	(11,880)
Net cash used in investing activities	(43,710)	(11,880)

Cash flows from financing activities:
Proceeds from notes payable- related parties	-	37,214
Payments on notes payable - related parties	(10,612)	(68,859)
Payments on notes payable	(8,000)	(1,380)
Common stock issued for cash	-	85,000
Distribution to stockholder	(83,334)	(55,020)
Net cash provided by (used in) by financing activities	(101,946)	(3,045)

Effects of exchange rates on cash	6,933	(871)

Net change in cash and cash equivalents	45,200	82,423
Cash and cash equivalents at the beginning of period	102,662	20,239

Cash and cash equivalents at the end of period	$147,862	$102,662

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$10,119	$9,354

See accompanying notes to consolidated financial statements.

F-6

ADEPTPROS, INC.

Notes to Consolidated Financial Statements

March 31, 2014 and 2013 (Restated)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

On April 15, 2014, in expectation of going public, a share exchange was effected in which Adeptpros, Inc. delivered 42,045,826 shares to the members of AdeptPros, LLC and 112,511 shares to the shareholders of Geniusport, Inc. The existing shareholders of AdeptPros, Inc. retained 5,624,663 shares resulting in a total of 50,000,000 shares outstanding post-share exchange.

Acquisition of AdeptPros IT Solutions Pvt. Ltd.

On May 9, 2014 Adeptpros, Inc. acquired, for $165,951, a 99% stake in AdeptPros IT Solutions Pvt. Ltd., a private company located in Bangalore, India; and AdeptPros LLC purchased, for $1,677, a 1% stake in AdeptPros IT Solutions Pvt. Ltd.

The resultant structure is such that AdeptPros, Inc. is effectively a holding corporation with wholly owned ownership of AdeptPros, LLC and GeniusPort, Inc., and 99% ownership of AdeptPros, IT Solution Pvt. Ltd. The consolidated financials presented herein are presented as if the share exchange and purchase had occurred at the beginning of the periods being reported on (April 1, 2011).

AdeptPros, LLC

Adeptpros, LLC is an Arizona Limited Liability Company organized in 2007 which provides enterprise level mobile app development.

GeniusPort, Inc.

Geniusport, Inc. is an Arizona corporation formed in 2010 to promote and further a particular mobile app called GeniusMenu. GeniusMenu is a proprietary app that allows customer and server to view and order off of a mobile device in a food or beverage establishment rather than use a traditional paper menu.

AdeptPros IT Solutions Pvt. Ltd

AdeptPros IT Solutions Pvt. Ltd is corporation, formed under the laws of the country of India in 2009 and provides both app development and training in app development.

Principles of Consolidation

These consolidated financial statements include the accounts of AdeptPros, Inc. and its three subsidiaries. All significant intercompany transactions have been eliminated. Hereafter the consolidated accounts of AdeptPros, Inc. and its subsidiaries are referred to as “the Company”.

Use of Estimates

The preparation of consolidated financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in management’s estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred. Significant estimates include the estimated depreciable lives of fixed assets, inventory reserves and allowance for doubtful accounts.

Actual results could differ from those estimates. The Company’s consolidated financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

F-7

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At times, balances in a single bank account may exceed federally insured limits.

Accounts Receivable

Accounts receivable are carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management's assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The Company allocates 50% of its depreciation and amortization expenses to Cost of Sales.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Leasehold improvements	10-40 years
Furniture and fixtures	5-10 years
Computers and software	3 years

Revenue Recognition

The Company recognizes revenue based on Account Standards Codification (“ASC”) 605 “Revenue Recognition” which contains Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In the case of the Company, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery of the service has occurred, price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

App Development

The Company negotiates an app development fee with the customer during the engagement process (fixed fee or hourly rate). A retainer fee is often received which is booked to deferred revenue until earned. For hourly rate contracts invoices are submitted and recorded as revenue as work is performed and therefore are not subject to deferred revenue. Furthermore, no estimates of project completion are performed by the Company as the Company only books revenue as work is performed and as the Company is owed for hours worked. In the event that a project is terminated before completion, the Company negotiates the amount of fees rendered to be returned but these cases are rare and the Company’s invoices and policies state that all fees are non-refundable and therefore no reserve for such cases are calculated in advance of the event.

For fixed fee contracts, revenue is recognized on the percentage-of-completion method and estimates of percent complete at period end are made to ensure proper recording of revenue for projects not yet complete. To the extent that contract payments exceed the value of work performed under the percentage-of-completion method it is booked to deferred revenue.

Time and Material and “For Hire” contracts (such as the Company’s largest contract with Sutoer Solutions, Inc.) are billed periodically for hours worked and revenue is recognized upon completion of the hours worked. There is no postcontract customer support with such contracts.

,In accordance with ASC 985-605-25-66 post contract support would be allocated as a specific element and would be recognized ratably over the life of the contract in instances where called for. However, for the financial statements presented herein the postcontract customer support for customer-owned applications is recognized together with the purchase of the initial software license since it is insignificant to the financial statements overall and typically is only for a 60-day period. Additionally it otherwise meets the requirements of ASC 985-605-25-71.

Company Owned Applications

Company owned applications are currently sold out of the Apple app store or similar online sites. Revenue is recognized upon purchase and successful downloading of the app by the purchaser.

The company based applications noted above, have produced immaterial revenue in the financial statements presented herein. As such, any resulting postcontract customer support is also deemed immaterial and was recognized upon the purchase and downloading of the app.

Training & Consulting

Training fees for individual students are set and payable prior to the students’ attending each segment of the program. When fees are collected prior to program enrollment, such fees are booked to deferred revenue until each segment has commenced. Since fees are non-refundable, once a program segment has commenced, revenue is immediately recognized.

For Corporate training clients, a fixed fee or per head arrangement is negotiated with the client. The client is invoiced and revenue is recognized upon completion of the training session.

Expenses

Cost of sales is comprised of direct salaries or subcontractors for provision of the service. Sales and marketing includes direct labor, travel and other direct sales and marketing expenses. General and administrative expenses include administrative and executive personnel, depreciation and other overhead expenses.

Advertising

Advertising expenses are recorded as sales and marketing expenses when they are incurred. The Company incurred $9,826 and $184 for such expenses during the years ended March 31, 2014 and 2013, respectively.

F-8

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Research and Development

All research and development costs are expensed as incurred. No cost was incurred for research and development for the years ended March 31, 2014 and 2013.

Income Taxes

AdeptPros, LLC and GeniusPort, Inc. terminated their pass-through tax status as of April 15, 2014 in connection with the expectation of the initial public offering of the Company’s common stock. From AdeptPros, LLC and GeniusPort, Inc.’s inception in 2007 and 2010, respectively, neither entity was subject to federal and state income taxes since they were operating under a partnership and S-Corporation election, respectively. As of April 15, 2014, both AdeptPros LLC and Geniusport, Inc. became subject to corporate federal and state income taxes.  AdeptPros IT Solutions Pvt. Ltd is subject to corporate taxation in India. The income tax provision and deferred tax assets and liabilities in the body of the financial statements reflect those balances under Indian tax law. As AdeptPros, LLC and GeniusPort, Inc. were not subject to Corporate income tax during the audit period, a pro-forma disclosure of the tax provision and deferred assets and liabilities had those entities been subject to United States Corporate income tax has been made in the income tax footnote.

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes.  The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized.

As of March 31, 2014, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. Tax years 2011, 2012 and 2013 are subject to federal and state tax examination under the current statutes.

Segment Reporting

ASC 280-10 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief decision maker in deciding how to allocate resources and in assessing performance. The Company has two segments: App development and Training and Consulting.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

F-9

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Earnings per Share

Basic earnings per share are computed by dividing net income available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. For the year ended March 31, 2014 and 2013, there were no outstanding common stock equivalents, thus fully diluted earnings per share and basic earnings per share were the same figure.

The following is a reconciliation of basic and diluted earnings per share for 2014 and 2013:

	Years Ended March 31,
	2014	2013
Numerator:
Net income available to common shareholders	$185,816	$185,590
Denominator:
Weighted average shares – basic	48,756,216	46,109,214
Net income (loss) per share – basic and diluted	$0.00	$0.00

Common Stock

The holders of the Company’s common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Distribution to Shareholder

In 2014 and 2013 AdeptPros, LLC and GeniusPort, Inc. were taxed as pass-through entities for IRS purposes. As such, they made periodic distributions to one member, who is also an officer of the Company. These distributions totaled $83,334 and $55,020 in 2043 and 2013, respectively.

Foreign Currency Translation

The functional currency of the Company’s subsidiary in India, AdeptPros IT Solutions Pvt. Ltd, is the local currency, the Indian Rupee. Accordingly, assets and liabilities of the subsidiary are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect for the period. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive loss in the consolidated statement of stockholders’ equity (deficit). For the years ended March 31, 2014 and 2013, the Company recognized a gain/(loss) on translation adjustment in the amount of ($2,978) and $180, respectively.

F-10

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The exchange rates used to calculate values and results of operations for the years ended March 31, 2014 and 2013, were as follows:

	As of	For the Years Ended
March 31, 2014	59.7580	60.2801
March 31, 2013	51.8521	54.3142

Recently Issued Accounting Standards

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – NOTES RECEIVABLE

The Company has made several short term loans in the ordinary course of business. The notes have no specific repayment terms and the employees may repay the notes at any time, in whole or in part, without penalty or additional interest. The balance of the notes as of March 31, 2014 and 2013 was $-0- and $4,398 respectively.

NOTE 3 – RETIREMENT PLAN

The Company is liable for a national retirement plan for employees (the Employee Provident Fund”) who are residents of India. The plan is a contributory plan and requires that the Company contribute 3.67% of the Indian employees’ wages for the benefit of eligible employees. Contributions to this plan were $9,091 and $6,360 for the years ended March 31, 2014 and 2013, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2014 and 2013:

	2014	2013

Computers and technology	$126,698	$90,730
Furniture and fixtures	3,126	1,634
Leasehold improvements	1,314	1,444
Total cost	131,138	93,808
Less: accumulated depreciation	(93,340)	(66,547)
Property and equipment, net	$37,798	$27,261

Depreciation expense included as a charge to income was $31,352 and $27,794for the years ended March 31, 2014 and 2013, respectively.

NOTE 5 – NOTES PAYABLE

The Company has entered into various notes payable which bear no interest and are due on demand. The balance of such notes payable is $37,804 and $4,446 at March 31, 2014 and 2013, respectively.

On November 20, 2012, the Company entered into a $25,000 convertible promissory note agreement with an unrelated third-party with an annual interest rate of 12 percent and a maturity date of November 20, 2013. As of the maturity date the entire principal balance remained unpaid.

F-11

NOTE 5 – NOTES PAYABLE (CONTINUED)

Pursuant to the terms of the note, at the discretion of the note holder the unpaid principal and interest balance is convertible into shares of the Company’s common stock at a price of $0.10 per share. The note conversion has a non-dilution feature whereby the conversion is based upon the number of shares issued and outstanding as of the note date, and if the Company issues common shares after the note date but before conversion, then the conversion price is adjusted on a pro-rata basis so as to maintain the ratio initiated when the note was originally executed. The Company analyzed the convertible debts under ASC 470-20 and determined that no beneficial conversion feature existed at note execution.

The components of notes payable at March 31, 2014 and 2013 are summarized in the table below:

	March 31, 2014	March 31, 2013
Note payable, 0% interest rate, due on demand	$5,000	$5,000
Note payable, 0% interest rate, due on demand	—	—
Convertible note payable executed on November 30, 2012, 12% interest rate, due on November 20, 2013	25,000	25,000
Note payable, 0% interest rate, due on demand	—	3,000
Note payable, 0% interest rate, due on demand	—	5,000
Total	$30,000	$38,000

NOTE 6 – STOCKHOLDERS’ EQUITY

On January 11, 2014, the Company authorized the issuance of 10,000,000 shares of preferred stock with a par value of $0.001. No shares of preferred stock have been issued as of the date of this report. As of March 31, 2014 and 2013, the Company had authorized 190,000,000 shares of common stock with par value of $0.001. As of March 31, 2014 and 2013, the Company had 49,990,000 and 47,515,653 shares of common stock issued and outstanding, respectively.

Stock Issued for Services

The Company issued 2,474,347 and 1,124,112 shares of stock for $123,397 and $1,124 for services performed in the respective periods ended March 31, 2014 and 2013, respectively. The value of the stock issued was based on the most recent issuance of common stock for cash.

Private Placement

For the year ended March 31, 2013, the Company issued 2,005,210 shares of common stock sold at $0.04 for total proceeds of $85,000.

NOTE 7 – SEGMENT REPORTING

Segment Description

The Company’s Chief Executive Officer, who is the chief operating decision maker (“CODM”) reviews financial information at the reporting segment level. The Company has two segments: App Development and Training & Consulting.

F-12

NOTE 7 – SEGMENT REPORTING (CONTINUED)

Measurement of Segment Profit or Loss and Segment Assets

The Company evaluates performance and allocates resources based on segment revenue and net income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Intersegment sales and transfers are recorded at cost. There is no intercompany profit or loss on intersegment sales or transfers.

Factors Management Used to Identify the Entity’s Reportable Segments

The Company’s reportable segments are business units that offer different products and have dedicated personnel. Per ASC 280-10-40-41 a, the basis for attributing revenues from external customers to individual countries is the location in which the customer is located. Customers in India are attributed to India and customers in the U.S. are attributed to the U.S.

	App	Training &
2014	Development	Consulting	Consolidated

Total revenues (U.S.)	$1,376,737	$47,300	$1,424,037
Total revenues (India)	641,681	84,866	726,547
Less: intersegment revenues	(563,495)	—	(563,495)
Revenue from unaffiliated customers	1,454,923	$132,166	$1,587,089

Depreciation and amortization (U.S.)	2,667	92	2,759
Depreciation and amortization (India)	25,034	3,311	28,345
	27,701	3,403	31,104

Gross profit (U.S.)	435,782	13,233	448,715
Gross Profit (India)	284,615	37,642	322,257
	720,097	50,875	770,972

Net income (loss) – (U.S.)	169,281	4,797	174,078 7
Net income (loss) – (India)	10,366	1,372	11,738
	179,647	6,169	185,816

Capital expenditures (U.S.)	-	-	-
Capital expenditures (India)	38,846	4,864	43,710
	38,846	4,864	43,710

Total assets (U.S.)	361,915	12,434	374,349
Total assets (India)	131,070	17,335	148,405
	$492,985	$29,769	$522,754

F-13

NOTE 7 – SEGMENT REPORTING (CONTINUED)

	App	Training &
2013	Development	Consulting	Consolidated

Total revenues (U.S.)	$527,444	$49,860	$577,304
Total revenues (India)	245,032	193,653	438,685
Less: intersegment revenues	(231,000)	(47,570)	(278,570)
Revenue from unaffiliated customers	541,476	$195,943	$737,419

Depreciation and amortization (U.S.)	19,600	649	20,249
Depreciation and amortization (India)	4,214	3,331	7,545
	23,814	3,980	27,794

Gross profit (U.S.)	225,819	1,278	227,097
Gross Profit (India)	138,382	109,365	247,747
	364,201	110,643	474,844

Net income (loss) – (U.S.)	150,285	(2,762)	147,523
Net income (loss) – (India)	22,643	15,424	38,067
	172,928	12,662	185,590

Capital expenditures (U.S.)	—	—	—
Capital expenditures (India)	5,940	5,940	11,880
	5,940	5,940	11,880

Total assets (U.S.)	182,952	34,676	217,628
Total assets (India)	69,264	69,263	138,527
	$252,216	$103,939	$356,155

Major Customers

For the years ended March 31, 2014 and March 31, 2013, one major customer accounted for 98% and 72%, respectively, of sales in the App Development segment.

For the year ended March 31, 2014 one customer accounted for 35% of the sales in the Training and Consulting segment; for the year ended March 31, 2013, one customer accounted for more than 15% of sales in the Training and Consulting segment.

NOTE 8 – INCOME TAXES

For the periods presented in the financial statements, AdeptPros, LLC and GeniusPort, Inc. were taxed as pass-through entities and therefore did not have material federal or state tax liability. AdeptPros IT Solutions Pvt. Ltd was subject to corporate income tax in the country of India. The body of the consolidated financial statements, herein, includes the actual deferred tax assets and liabilities incurred by the Company. Additionally, a pro forma presentation has been made to demonstrate the tax effect that would have occurred were all entities subject to corporate income tax during the periods presented.

F-14

NOTE 8 – INCOME TAXES (CONTINUED)

The Company’s actual deferred tax assets and liabilities consist of the following:

	March 31,
	2014	2013
Current Assets and (Liabilities):
Service tax (India)	$—	$6,873
		—

Total	—	6,873
Valuation Allowance	—	—

Current Deferred Tax Asset, Net	—	6,873

Noncurrent Assets and Liabilities:
Depreciation (India)	(13,560)	10,404

Total	(13,560)	10,404
Valuation Allowance	—	—

Noncurrent Deferred Tax (Liability) Asset, Net	(13,560)	10,404

Total Deferred Tax - Asset/(Liability), Net	$(13,560)	$17,277

The provisions for income taxes for the years ending March 31 consist of the following:

	2014	2013
Deferred tax (benefit)/expense	$28,515	$(22,872)
Current provision	20,003	24,395
Total Provision for Income Taxes	$48,518	$1,523

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment.

The Company accounts for uncertain tax positions based upon authoritative guidance that prescribes a recognition and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return (ASC 740-10). The guidance also provides direction on derecognition and classification of interest and penalties.

Management has evaluated and concluded that there are no material uncertain tax positions requiring recognition in the financial statements for the year ended March 31, 2014.  The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling, general and administrative expenses.

F-15

NOTE 8 – INCOME TAXES (CONTINUED)

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes as follows:

	2013		2014
		Impact on		Impact on
	Amount	Rate	Amount	Rate
Income tax at federal rate	$—	0.00%	$—	0.00%
State tax, net of Federal effect	—	0.00%	—	0.00%
Indian Income tax	49,518	17.32%	1,523	1.40%
NOL deduction	—	0.00%	—	0.00%
Total tax credits	—	0.00%	—	0.00%
Valuation allowance	—	0.00%	—	0.00%
Total Provision	$49,518	17.32%	$1,523	1.40%

Pro Forma Presentation of Taxable Income before Change in Tax Status

In April of 2014, AdeptPros, LLC and GeniusPort, Inc. became treated as C-Corporations by statute. For the periods presented herein federal and state statutory tax rates were in effect. Had the Company been subject to those statutory rates, the provision for income taxes and effect on deferred tax assets and liabilities would have been as follows:

	2014	2013
Income before taxes	$235,334	$187,113
Provision for income taxes	82,382	32,163
Net income	$152,952	$154,950

The net effect on deferred tax assets and liabilities would have been:

	2014	2013
Increase in deferred tax assets	$—	$6,830
(Increase) in deferred tax liabilities	—	—
Total	$6,830	$(6,830)

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Legal Actions

The Company is party to various legal actions arising in the ordinary course of business. Matters that are probable of unfavorable outcomes to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters.

As of the date of this report, except as described below, there are no material pending legal proceedings to which the Company is a party or of which any of its property is the subject, nor are there any such proceedings known to be contemplated by governmental authorities.

F-16

NOTE 9 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Lease Commitments

The Company leases office space in Scottsdale, Arizona and an office in Bangalore, India. Future minimum lease payments in each of the years subsequent to March 31, 2014 are as follows:

2015	22,418
2016	25,550
2017	26,743
Total	$74,712

NOTE 10 – RELATED PARTY TRANSACTIONS

Related Party Notes Payable

As of March 31, 2013 the balance due to related parties was $19,515. During the year ended March 31, 2014 the Company made payments against outstanding loans due to related parties of $11,711, leaving a balance at March 31, 2014 of $7,804. As of March 31, 2012 the balance due from related parties was $91,923. During the year ended March 31, 2013 the Company made payments against outstanding loans due to related parties of $72,408, leaving a balance at March 31, 2014 of $19,515.

Common Stock Issued to Related Parties

In September 2013, the Company issued 999,550 shares to Gautam Mandewalker an officer of AdeptPros India Pvt. Ltd. for services valued at $49,848 which is based on the most recent price per share of stock issued for cash.

NOTE 11 – SUBSEQUENT EVENTS

On April 15, 2014, in expectation of going public, a share exchange was effected in which AdeptPros, Inc. delivered 44,262,826 shares to the members of AdeptPros, LLC and 112,511 shares to the shareholders of GeniusPort, Inc. The existing shareholders of AdeptPros, Inc. retained 5,624,663 shares resulting in a total of 49,990,000 shares outstanding post-share exchange.

Private Placement

For the year ended March 31, 2014, 10,000 shares of common stock were sold at $0.05 per share for total proceeds of $500.

Purchase of AdeptPros IT Solutions Pvt. Ltd.

On May 9, 2014 AdeptPros, Inc. purchased, for $165,951, a 99% stake in AdeptPros IT Solutions Pvt. Ltd., a private company located in Bangalore, India; and AdeptPros LLC purchased, for $1,677, a 1% stake in AdeptPros IT Solutions Pvt. Ltd.

In accordance with ASC855-10, Company management reviewed all material events through March 19, 2015 and there are no additional material subsequent events to report.

NOTE 12 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated the 2013 financial statements as originally presented in its Form S-1 filed on May 15, 2014. The changes and explanation of such are as follows:

As of March 31, 2013:

	Originally Reported	Restatement Adjustment		As Restated
Balance sheet:
Accounts receivable, net of allowance	$59,312	$90,514	(a)	$149,826
Accumulated deficit	$126,787	$90,515	(a)	$36,272

For the Year Ended March 31, 2013:

	Originally Reported	Restatement Adjustment		As Restated
Statements of operations:
Revenues	$646,904	$90,515	(a)	$737,419
Gross profit	384,329	90,515	(a)	474,844
Net income	$95,075	$90,515	(a)	$185,590

Notes:

(a)	Reflects restatement due to adjustment to sales and accounts receivable based on substantive testing performed in audit of 2014 consolidated financial statements of $90,515.

F-17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1. The following discussion contains forward-looking statements relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

General

AdeptPros, Inc primarily has Apps Development and Training & Consulting business units to offer services to enterprises in Mobile Technologies such as Apple iOS, Google Android and Microsoft Windows. AdeptPros also has a road map to develop its own enterprise mobile apps to cater to various industries. It creates these apps by implementing own ideas and encouraging entrepreneurs to develop apps under profit sharing model. With this unique combination, AdeptPros is active in two existing business units and also is endeavoring to create long term value by developing company owned mobile apps.

•	AdeptPros' App development unit is a carefully assembled with architects, managers, designers, developers and testers that assure the highest quality of custom application development, enterprise mobile application development and product development across a multitude of platforms and operating systems. All of these options can be fully customized by outside companies looking to develop their business apps.

•	AdeptPros Training & Consulting unit, GeniusPort, is designed to teach eager individuals about app development programming and then, in using our staffing service implemented within GeniusPort, find the best programmers and bring them on to the App development at AdeptPros. Individuals who are not chosen for AdeptPros still leave GeniusPort with the absolute best mobile development training available in the world. We do not leave our students short of job opportunities upon completion of GeniusPort training. This unit consists of trainers, solution architects, business analysts and designers, which works with our clients to augment their team with skilled resources. This enables the enterprises to complete their projects cheaper and faster. This model also creates a sales pipeline for Apps development projects and produces skilled resources to work on our projects.

 Results of Operations

For the three and nine months ended December 31, 2014 and 2013

The following table presents a summary of operating information for the three and nine months ended December 31, 2014 and 2013, respectively:

	For the three		For the nine	For the nine
	months	For the three	months	months
	ended	months ended	ended	ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Revenues	$352,344	$430,514	$1,171,046	$1,167,898
Total cost of sales	135,440	267,425	429,921	464,464
Gross profit	216,904	163,089	741,125	703,434
Total operating expenses	244,286	152,792	583,817	444,136
Operating income	(27,382)	10,297	157,308	259,298
Net income (loss)	(22,585)	28,276	162,254	277,871

Revenue:

For the three months ended December 31, 2014 and 2013, we generated revenues of $352,344 and $430,514, resulting in a decrease of $78,170. The App Development segment accounted for $79,216 of this decrease while the Training & Consulting segment increased by $1,046.

App Development The decrease in the App Development segment can be attributed to a decrease in U.S. revenues of $69,712 coupled with a decrease of $8,458 in India, respectively. The U.S. decrease is attributed to reduced personnel resources required in the 3rd quarter by its largest customer Sutoer Solutions; while the decrease in India is due to general business fluctuations.

Training & Consulting The increase in the Training and Consulting segment can be attributed to a decrease in the U.S revenues of $49,860, and a decrease of $3,336 in India. The U.S. decrease is explained by a focus on the Company’s largest client in the App Development section, while the decrease in India is attributed to general business fluctuations.

The nine months ended December 31, 2014 and 2013, we generated revenues of 1,171,046 and 1,167,898, resulting in an overall increase of $3,148. The App Development segment offset this overall increase with a decrease of $55,076 while the Training and Consulting segment increased by $58,224.

28

App Development The decrease in the App Development segment is explained by a decrease of $119, 175 in the U.S. which is explained by decreased personnel resource demands for the Company’s largest client, Sutoer Solutions. Revenues in India increased by $64,099 through the acquisition of several smaller App Development projects.

Training & Consulting The increase in Training and Consulting segment is explained by an increase of revenues in India attributed to higher individual student enrollment due to the securing of a more suitable location in Bangalore.

Total Cost of Sales:

For the three months ended December 31, 2014 and 2013 we recorded a cost of sales of $135,440 and $267,425, respectively; for the nine months ended December 31, 2014 and 2014 we recorded a cost of sales of $429,921 and $464,464, respectively.

The 3-month year-over-year decrease of $131,985, or 49% is accounted for by a decrease of $124,715 in the App Development segment coupled with a decrease of $7,270 in the Training and Consulting segment.

App Development The decrease in the App Development segment can be primarily attributed to proportionate decreased revenues in the U.S. as explained above, coupled with the Company no longer using U.S. based 3rd party programmers.

Training & Consulting The decrease in the Training and Consulting segment is primarily attributed to an increased headcount in India offset by the absence of using U.S. based 3rd party technology consultants.

The 9-month year-over-year decrease of $34,543, or 8% is accounted for by a decrease of $78,355 in the App Development segment coupled with an increase of $43,812 in the Training and Consulting segment.

App Development The decrease in the App Development segment can be attributed to proportionate decreased revenues in the U.S. as explained above, coupled with no longer using U.S. based 3rd party programmers.

Training & Consulting The increase in the Training and Consulting segment is attributed to an increased headcount in India offset by the absence of using U.S. based 3rd party technology consultants.

Gross profit:

For the three months ended December 31, 2014 and 2013, we recorded a gross profit of $216,904 and $163,089 respectively; for the nine months ended December 31, 2014 and 2014, we recorded a gross profit of $741,125 and $703,343, respectively.

The 3-month year-over-year increase of $53,815, or 33% is accounted for by and increase of $45,499 in the App Development segment coupled with an increase of $8,316 in the Training and Consulting segment.

App Development The increase in the App Development segment can be attributed to a decrease in U.S. gross profit of $39,357 coupled with an increase of $84,856 in India, respectively. The U.S. decrease is attributed to higher costs of U.S. personnel resources while the increase in India is due to improved economies of scale.

Training & Consulting The increase in the Training and Consulting segment can be attributed to a decrease in the U.S gross profit of $1,278, and an increase of $9,594 in India. The U.S. decrease is explained by a focus on the Company’s largest client in the App Development section, while India has seen improved enrollment attributed to a new location in Bangalore.

The 9-month year-over-year increase of $37,691, or 5%, is accounted for by an increase of $24,281 in the App Development segment coupled with an increase of $13,410 in the Training and Consulting segment.

29

App Development The increase in the App Development segment is explained by a decrease of $40,195 in the U.S. which is attributed to a commensurate decrease in U.S. revenue as explained above. Gross profit in India increased by $114,800 attributed to increased revenues and decreased costs as described above..

Training & Consulting The increase in the Training and Consulting segment is primarily attributed to higher individual student enrollment due to the securing of a more suitable location in Bangalore.

Provision for Income Taxes:

 The Company recognized a tax benefit of $4,742 and $17,942 for the 3 months ended December 31, 2014 and 2013, respectively; and recognized a tax benefit of $8,280 and $10,014 for the 9 months ended December 31, 2014 and 2013. Since, up until the date of the equity exchange the U.S. entities, Geniusport and Adeptpros LLC were “pass-through” entities for U.S. tax purposes, they were not subject to any entity level tax on a Federal or state level in the United States. The tax benefits noted on the Consolidated Statements of Operations were derived from tax-basis losses under Indian tax law generated by Adeptpros IT Solutions Pvt. Ltd.

Net Income:

For the three months ended December 31, 2014 and 2013 we recorded a net loss of $22,585 and net income of $28,276, respectively; for the nine months ended December 31, 2014 and 2013 we recorded net income of $162,254 and $277,871, respectively.

The 3-month year-over-year decrease of $50,861, or 42%, is accounted for by a decrease of $51,226 in the App Development segment coupled with an increase of $365 in the Training and Consulting segment.

App Development The decrease in the App Development segment can be attributed to a decrease in U.S. net income of $29,165 coupled with a decrease of $21,696 in India. The U.S. decrease is attributed to higher costs of U.S. personnel resources and increased headcount (three new personnel) in Sales and Marketing. The decrease in India is due to increased overall headcount.

Training & Consulting The increase in the Training and Consulting segment can be attributed to an increase in the U.S net income of $1,578, and a decrease of $1,213 in India.

The 9-month year-over-year decrease of $115,617, or 42%, is accounted for by a decrease of $104,839 in the App Development segment coupled with a decrease of $10,778 in the Training and Consulting segment.

30

App Development The decrease in the App Development segment is explained by a increase of $11,206 in the U.S. which is explained by decreased cost of sales, as described above. Net income in India decreased by $116,045 attributed to increased operating expenses related to a new office location and increased headcount.

Training & Consulting The decrease in Training and Consulting segment is primarily attributed to India and is explained by increased headcount offset by increased enrollment in the training facility for individuals.

Operating Expenses

For the three months ended December 31, 2014 and 2013 we recorded operating expenses of $244,286 and $152,792, respectively; for the nine months ended December 31, 2014 and 2013 we recorded operating expenses of $538,817 and $444,136, respectively.

The three month year over year increase of $91,494 is mostly attributable to an $82,529 increase in sales and marketing costs due to increased headcount in the U.S. The nine month year over year increase of $139,681 is mostly attributable to a $106,121 increase in sales and marketing due to increased headcount in the U.S.

Operating Expenses

The year-over-year operating expenses increased $91,494, or 60%, from $152,792 for the three months ended March 31, 2013 to $244,286 for the three months ended March 31, 2014, The increase is comprised of an increase of $6,247 in general and administrative costs, an increase in depreciation expense of $2,718 and an increase of $82,529 in sales and marketing expense The increased sales and marketing expenses are primarily attributed to increased sales and marketing headcount (3 personnel) in the U.S.

For the year ended March 31, 2014 and 2013

The following table presents a summary of operating information for the years ended March 31, 2014 and 2013:

	Year Ended March 31,
	2014	2013

Revenues	$1,587,089	$737,419

Total cost of sales	816,117	262575

Gross profit	770,972	474,844

Total operating expenses	536,465	290,298

Operating income	234,507	184,546

Total other income (expense)	827	2,567

Income before provision for income taxes	235,334	187,113

Provision for income taxes	49,518	1,523

Net income	$185,816	$185,590

31

 Revenues:

Overall revenue increased by approximately $849,670 or approximately 115%, from approximately $737,419 for the year ended March 31, 2013 to approximately $1,587,089 for the year ended March 31, 2014. The App Development segment accounted for $913,447 of this increase offset by a decrease of $63,777 in the Training & Consulting segment.

App Development The increase in the App Development segment can be attributed to an increase in U.S. revenues of $849,293 offset by a decrease of $396,649 in India, respectively. The U.S. increase is attributed to an increased U.S. marketing effort and the securing of Sutoer Solutions, a major U.S. customer in the 3 rd quarter of fiscal year ended 2013; while the decrease in India is due to the completion of several app development projects in the fiscal year ended 2012.

Training & Consulting The increase in the Training and Consulting segment can be attributed to a decrease of $2,560 in the U.S., coupled with a decrease of $61,217 in India. The U.S. decrease is attributed to an allocation of resources to App Development as a consequence of obtaining a large App Development client in the 3rd quarter of fiscal year ended 2013; while the decrease in India is attributed to a decreased demand for training as more qualified technical personnel are now available in India as the industry matures.

Total Cost of Sales:

Overall cost of sales increased by $553,542 or 211%, from $262,575 for the year ended March 31, 2013 to $816,117 for the year ended March 31, 2014. The App Development segment accounted for $557,551 of this increase which was offset by a decrease of $4,009 in the Training & Consulting segment.

App Development. The overall increase in cost of sales in the App Development segment is attributed to overall increased segment revenues coupled with an increase in headcount in India.

Training & Consulting. The overall decrease in the cost of sales in the Training & Consulting segment is primarily attributed to the decrease in Training and Consulting revenues in India, as described above.

Gross profit:

Gross profit increased $296,128, or 62%, from $474,844 for the year ended March 31, 2013 to $770,972 for the year ended March 31, 2014. The App Development segment accounted for $355,896 of the increase offset by a decrease of $59,878 in the Training and Consulting segment.

App Development. The increase in App Development gross profit can be attributed to increased segment revenues in the United States described above.

Training & Consulting. The decrease in Training & Consulting gross profit can be explained by decreased segment revenues in the Company’s India operation described above.

Operating Expenses

Operating expenses increased $246,167, or 85%, from $290,298 for the year ended March 31, 2013 to $536,465 for the year ended March 31, 2014, The increase is comprised of an increase of$246,545 in general and administrative costs, an increase in depreciation expense of $3,346 and a decrease of $3,724 in sales and marketing expense The increased general and administrative costs are attributed to stock based compensation of $123,397 for key employees in the U.S. App Development segment and an increase in headcount in India in the App Development segment.

Other Income:

Other income decreased $1,740, from $2,567 for the year ended March 31, 2013 to $827 for the year ended March 31, 2014 primarily due to a decrease in franchise fees sold as the Company abandoned any effort to franchise its concept in fiscal 2014.

Net Income:

As a result of the above factors, overall net income was $185,816 for the year ended March 31, 2014, as compared to net income of $185,590 for the year ended March 31, 2013, an increase of approximately $226. The App Development segment accounted for $6,719 of this increase offset by a decrease of $6,493 in the Training and Consulting segment.

32

App Development. The increase in App Development net income is primarily driven by an increase in App Development sales (primarily in the U.S.) and a commensurate increase in gross profit offset by increased general and administrative costs (due to increased administrative costs of going public)..

Training & Consulting. The decrease in Training and Consulting net income is primarily a reflection of decreased segment sales as described above..

Liquidity and Capital Resources

Cash requirements for, but not limited to, working capital, capital expenditures, and debt repayments have been funded from cash balances on hand, loans from officers, notes payable and cash generated from operations. The Company’s liquidity and cash requirements are significantly dependent upon weekly billings from its largest U.S. client.

At March 31 2013, we had cash and cash equivalents of approximately $102,662 as compared to approximately $147,862 as of March 31, 2014, representing an increase of $45,200. This increase can be explained by an cash flow from operating activities of $183,923, the main driver of which was expanded time and material billings due to increased client demand by the Company’s largest client, Sutoer Solutions; cash used in investing activities of $43,710attributed to purchase of additional computer equipment in the India office; and a use of cash from financing activities of $101,946 primarily driven by S-Corp distributions to the CEO in the amount of $83,334 (the Company rescinded its S-Corp status on April 15, 2014 ) At March 31, 2014, our working capital was approximately $390,561.

The cash flow from operations increased from $98,219 for the year ended March 31, 2013 to $183,923 for the year ended March 31, 2014. The increase of $85,704 is attributed to a full year of weekly billings to the Company’s largest U.S.client,Sutoer Solutions. The Sutoer contract was signed in the 3rd quarter of fiscal year 2013 and thus did not produce a full year of billings in 2013 compared to the fiscal year 2014. Accounts receivable increased by $101,656 due to the Company increasing its overall billings with Sutoer Solutions; accounts payable and accrued liabilities increased by $33,304 as the Company expended more costs related to going public; Deferred tax liabilities decreased by $29,051 as the Indian subsidiary recognized tax expense on previous temporary timing differences; while other assets and other liabilities remained relatively flat on a net basis.

The cash flow from investing activities reflect an increase in capital spending from net cash used of $11,880 for the year ended March 31, 2013 to net cash used of $43,710 for the year ended March 31, 2014. This increase is attributed to the fact that the Company made additional purchases of computer equipment to upgrade the app testing facilities (20 devices) and upgrade staff computers.

The cash used in financing activities increased from $3,045 for the year ended March 31, 2013 to net cash used of $101,946 for the year ended March 31, 2014. This increase of $98,901 is primarily attributed to S-Corp distributions made to the CEO in the amount of $83,334.

At March 31, 2014, we had cash and cash equivalents of approximately $147,862 as compared to approximately $153,298 as of December 31, 2014, representing an increase of $5,436. This increase can be explained by cash flow from operating activities of $226,347, the main driver of which was collection of weekly billings from the Company’s main U.S. customer, Sutoer Solutions, which increased its demand for our personnel resources billed on a time and material basis; a cash used in investing activities of $10,011 attributed to the continual trend of upgrading the Company’s computer equipment to ensure the Company’s applications are relevant to the current technology; and cash used in financing activities of $192,947 attributed to $170,448 distributed to the former shareholders of Adeptpros IT Solutions India Pvt. Ltd and S-Corp distributions of $22,499 to the CEO. At December 31, 2014, our working capital was approximately $351,687.

The cash flow from operations increased from $36,426 for the 9 months ended December 31, 2013 to $226,347 for the 9 months ended December 31, 2014. The increase of $189,921 is attributed to a full year of weekly billings to the Company’s largest U.S.client – Sutoer Solutions. The Sutoer contract did not create cash from operations until lthe last week of January 2013, thus there was nearly a month more of Sutoer billings in the 9 months ended December 31, 2014. Additionally, accounts receivable decreased $59,306 as the Company settled into a more regular billing and collection pattern with Sutoer Solutions; accounts payable increased due to continued costs of becoming a public company; while income taxes payable decreased due to the Company paying its income tax bill.

The cash used in investing activities increased from net cash used of $64,359 for the 9 months ended December 31, 2013 to net cash used of $10,011 for the year ended December 31, 2014. This decrease is attributed to the fact that the Company made additional purchases of computer equipment to upgrade the app testing facilities (20 devices) and upgrade staff computers.

The cash used in financing activities increased from $9,369 for the 9 months ended December 31, 2013 to net cash used of $192,471 for the year ended March 31, 2014. This increase of $183,102 is primarily attributed to S-Corp distributions made to the CEO in the amount of $22,499 and a distribution of $170,448 to the former shareholders of Adeptpros IT Solutions India Pvt. Ltd.

Bank Loans

The company does not currently have any outstanding bank financing.

Dividends

To date, we have not paid dividends and we do not intend to pay a dividend in the foreseeable future.

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Critical Accounting Policies and Estimates

The preparation of our Consolidated Financial Statements, in accordance with accounting principles generally accepted in the United States, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures pertaining to contingent assets and liabilities. Note 1, “Overview and Significant Accounting Policies,” to the Consolidated Financial Statements describes the significant accounting policies used to prepare the Consolidated Financial Statements. On an ongoing basis we evaluate our estimates, including, but not limited to, those related to bad debts, inventories, income taxes, and contingencies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

We believe the following accounting policies and estimates are the most critical. Some of them involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

Revenue recognition

The Company recognizes revenue based on Account Standards Codification (“ASC”) 605 “Revenue Recognition” which contains Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In the case of AdeptPros, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, shipment of the product has occurred, price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

Revenue is recognized at the date of service rendered to customers when a formal arrangement exists, the price is fixed or determinable, the services rendered, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before satisfaction of all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. At March 31, 2013, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

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Fair values of financial instruments

The carrying amounts reported in the consolidated financial statements for current assets and currently liabilities approximate fair value due to the short-term nature of these financial instruments. The carrying amount of long-term loans approximates fair value since the interest rate associated with the debt approximates the current market interest rate.

The Company adopted ASC 820-10, “Fair Value Measurements and Disclosures”, which establishes a single authoritative definition of fair value and a framework for measuring fair value and expands disclosure of fair value measurements for both financial and nonfinancial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost). For purposes of ASC 820-10-15, nonfinancial assets and nonfinancial liabilities would include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in ASC-820-10-15-15-1A.

Stock-based compensation

The Company records stock-based compensation at fair value of the stock provided for services. The Company currently does not have any issued and outstanding stock options or other derivatives.

Recent Accounting Pronouncements

Emerging Growth Company Critical Accounting Policy Disclosure: We qualify as an "emerging growth company" under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

There are no recent accounting pronouncements published after April 5, 2012 that have a material effect on the financial statements presented herein.

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Inflation and Seasonality

Our operating results and operating cash flows historically have not been materially affected by inflation or seasonality.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of March xx, 2015. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Venkat Nallapati	44	Chief Executive Officer
Scott Chichester	44	Chief Financial Officer

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Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Venkat Nallapati, President and Chief Executive Officer

Venkat Nallapati is responsible for articulating a vision and growth strategy for AdeptPros and its businesses. He is an innovative technology expert with 18 years of Information Technology (IT) experience. Since September 2011, Mr. Nallapati has been the President and CEO of the Company. From September 2005 to August 2011, he was a Program Manager at NTT Data Solutions. He has worked as a technical consultant and strategic relationship manager for many Fortune 500 companies such as Honeywell, American Express, Best Western International, CIGNA, Aetna, ING, Michelin etc. He delivered large, complex and strategic IT Outsourcing Projects for his customers. He was a certified project management professional (PMP) and expert in Six Sigma methodologies. He received his Bachelor's degree in Mechanical Engineering from Nagarjuna University, India and MBA in Global Management from Thunderbird School of Global Management, which is #1 in the World for Global Management studies. Mr. Nallapati will work full time for the Company.

Scott Chichester, Chief Financial Officer

Scott R. Chichester CPA is the co-founder of Madison Park Advisors LLC, a New York City based advisory services firm.  Mr. Chichester is experienced in taxation, capital formation, financial reporting and the financial services industry. His most recent consulting engagement has been for the City of New York. Mr. Chichester will devote an average of 10 hours a week to the operations of the Company.

Mr. Chichester previously worked in the financial services division as an auditor for Ernst & Young in New York City and as an accountant in the Equities Controllers Division at Goldman Sachs Group LP.

Within the last 5 years, Mr. Chichester CPA (Since 2001); Founder DirectPay USA LLC (Since 2006)  (payroll company); Founder, Madison Park Advisors LLC (since 2010) (advisory services); CFO, Sterling Consolidated Corp (STCC) (2011-present)

None of these companies are a parent, subsidiary or other affiliate of the registrant;

Other directorships held during the last 5 years:  Global X Funds (2008-present) (ETF fund complex); 56 funds. None of the funds in the fund complex are a parent, subsidiary or other affiliate of the registrant; Bayview Acquisition Corp (2010-August 13, 2012); Sterling Consolidated Corp (STCC) (2011 -present).

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Family Relationships

Venkat Nallapati and Padma Kalluri are married.

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Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended March 31, 2014 and March 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)
Venkat Nallapati, Chief Executive Officer	2014	$0	0	0	0	0	0	74,835	(2)	$74,835
	2013	$0	0	0	0	0	0	115,000	(2)	$115,000

Scott Chichester, Chief Financial Officer (1)	2014	$0	0	0	0	0	0	0		$0
	2013	$0	0	0	0	0	0	0		$0

(1) Scott Chichester was hired by the Company on July 15, 2012. He received $15,000 in consideration for taking the Company public on July 15, 2012.

(2) Venkat Nallapati received $115,000 in dividends in 2013 and $74,835 in 2014.

After this S-1 becomes effective, it is the intention of the Company for Mr. Nallapati to receive an annual salary of $120,000 and for Mr. Chichester to receive an annual salary of $50,000.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through December 31, 2011.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending March 31, 2013 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

None.

Employment Agreements

Currently, we do not have any employment agreement in place with any of our officers and directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of June 25, 2015, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned		Percent of Class (1)
Officers and Directors
Venkat Nallapati(2)(3) 14301 N. 87th St., Suite 110, Scottsdale, AZ 85260	19,170,566	(6)	38.34%

Scott Chichester(4)
328 W 44th St., No. 22, New York, NY 10036	2,240,226		4.48%

Total for Officers and Directors:	21,410,792		42.82%

5% Beneficial Owners Jayaram Kode(7) 13470 N. 103rd Place, Scottsdale, AZ 85260	11,521,939		23.0 4%

Sekhar Kolla(7)
3143 W. Maya Way, Phoenix, AZ 85339	5,660,797		11.32%

All Executive Officers Directors and control persons as a group (4 persons)	38,593,528		77.18%

*	less than 1%

(1)	Based on 50,000,000 shares of common stock outstanding as of June 25, 2015.
(2)	Venkat Nallapati is the Chairman of the Board of the Company.
(3)	Venkat Nallapati is the Chief Executive Officer of the Company.
(4)	Scott Chichester is the Chief Financial Officer of the Company.
(6)	Venkat Nallapati is the beneficial owner of 19,170,566 shares. He is the record holder of 14,800,000 shares. His wife, Padma Kalluri, is the record holder of 4,370,566 shares.
(7)	Jayaram Kode and Sekhar Kolla were co-founding members of AdeptPros LLC. Currently they have no affiliation with the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as disclosed below, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or
(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

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The sellers of AdeptPros IT Solutions Private Limited were Rajendra Rasad Kode, Gautam Mandewalker Gautam Mandewalker, and Punnaiah Choudary Kalluri. Rajendra Rasad Kode is the father of is the father of Jayaram Kode, one of the co-founders of AdeptPros LLC and selling shareholders. Punnaiah Choudary Kalluri is the brother-in-law of Venkat Nallapti and brother of Padma Kalluri.

 Mr. Chichester is the founder of Madison Park Acquisition Corp. The Company hired Madison Park Advisors to provide advisory services to take the Company public.

The following is a summary of the Related Party Notes Payable. Each note was non-interest bearing and did not have any specific maturity date.

		2014		2013		2012
Name	Relationship	Balance	Activity	Balance	Activity	Balance
Scott R. Chichester	Officer	$347	$104	$243	126	117
Gautam Mandewalker	Officer (India)	457	(8,577)	9,034	838	8,196
Sekhar Kolla	10% Owner (U.S.)	5,000	0	5,000	(5,000)	10,000
Venkat Nallapati	Officer	2,000	0	2,000	0	2,000
Prabhavathi Kode	10% Owner (India)	0	(3,238)	3,238	(54,735)	57,973
Jayaram Kode	10% Owner (U.S.)	0	0	0	(13,637)	13,637

Totals		$7,804	($11,711)	$19,515	($72,408)	$91,923

Common Stock Issued to Related Parties

In September 2013, the Company issued 999,550 shares to Gautam Mandewalker an officer of AdeptPros India Pvt. Ltd. for services valued at $49,848 which is based on the most recent price per share of stock issued for cash.

Purchase of Adeptpros IT Solutions Pvt. Ltd.

On May 9, 2014, we executed 3 separate stock purchase agreements whereby AdeptPros Inc. purchased for cash 9,900 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). AdeptPros Inc. purchased shares from the following shareholders of Adeptpros IT Solutions Pvt. Ltd. (India): Gautam Mandewalker (1,000 shares), Punniah Choudary Kalluri (6,000 shares), Rajendra Prasad Kode (3,000 shares). Punniah Choudary Kalluri is the is the brother-in-law of Venkat Nallapti and brother of Padma Kalluri and Rajendra Prasad Kode is the father of Jayaram Kode. AdeptPros LLC purchased 100 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). The 10,000 shares purchased were all the outstanding stock of AdeptPros IT Solutions Pvt. Ltd (India). Together, AdeptPros, Inc. and AdeptPros LLC purchased all of the shares of AdeptPros IT Solutions Pvt. Ltd. (India) for 10,000,000 rupees. This was the equivalent of $167,304 at the time of purchase. As one of the prinicpals of Adeptpros IT Solutions Pvt. Ltd. was the brother-in-law of the current chairman, Venkat Nallapati. Mr. Nallapati had significant influence over the direction of Adeptpros IT Solutions Pvt. Ltd through this family connection.

 Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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ADEPTPROS INC.

5,674,444 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is June 25, 2015

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PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$32.97
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$2,500
Accounting fees and expenses	$$33,000
Legal fees and expense	$35,000
Blue Sky fees and expenses	$2,000
Miscellaneous	$3,000
Total	$75,532.97

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

We were incorporated in the State of Nevada on November 29, 2011. On April 15, 2014, AdeptPros Inc. completed a share exchange agreement with AdeptPros LLC, an Arizona LLC formed in 2007 and GeniusPort Inc., an Arizona s-corporation formed in 2010. Additionally, on May 9, 2014, AdeptPros Inc. purchased 99% of AdeptPros IT Solutions Pvt. Ltd, a corporation incorporated under the Companies Act of 1956 under the laws of the nation of India. AdeptPros Inc. purchased shares from the following shareholders of Adeptpros IT Solutions Pvt. Ltd. (India): Audam Mandewalker (1,000 shares), Punniah Choudary Kalluri (6,000 shares), Rajendra Prasad Kode (3,000 shares). Punniah Choudary Kalluri is the is the brother-in-law of Venkat Nallapti and brother of Padma Kalluri and Rajendra Prasad Kode is the father of Jayaram Kode. Concurrently, AdeptPros LLC purchased 1% of AdeptPros IT Solutions Pvt. Ltd.

On April 15 2014, we executed an equity exchange agreement with AdeptPros LLC and GeniusPort Inc. Under this exchange agreement, AdeptPros Inc. became the holding company and obtained 100% interest in each of the two consolidating entitles: AdeptPros LLC, and GeniusPort Inc. As consideration for the transfer of the equity interests of AdeptPros LLC, and GeniusPort, Inc., we agreed to issue a total of 44,375,337 shares of our common stock to the members of AdeptPros LLC and the shareholders of GeniusPort Inc.

On April 29, 2014, the Company issued 10,000 shares of stock to 20 shareholders in exchange for $500 cash for total cash proceeds of $475 and stock subscriptions receivable of $25.

The Company issued 1,124,112 shares of stock for $1,124 services performed in the period ended March 31, 2013. The value of the stock issued was based on the most recent issuance of stock for cash. For the year ended March 31, 2013 and 2012, the Company sold member units which later converted to shares of stock in the Company on a 1:1 basis as part of the share exchange effected in January 2014. For the year ended March 31, 2013, 2,005,210 units were sold for $85,000 and for the year ended March 31, 2012 324,959 units were sold for $5,000.

On May 9, 2014, we executed 3 separate stock purchase agreements whereby AdeptPros Inc. purchased for cash 9,900 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India) and AdeptPros LLC purchased 100 shares from the existing shareholders of AdeptPros IT Solutions Pvt. Ltd (India). The 10,000 shares purchased were all the outstanding stock of AdeptPros IT Solutions Pvt. Ltd (India). Together, AdeptPros, Inc. and AdeptPros LLC purchased all of the shares of AdeptPros IT Solutions Pvt. Ltd. (India) for 10,000,000 rupees. This was the equivalent of $167,304.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

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We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION
3.1*	Articles of Incorporation of Madison Park Acquisition Corp., dated November 29, 2011
3.12*	Amendment to the Articles of Incorporation, dated February 12, 2014
3.2*	By-Laws
5.1***	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.
10.1*	Equity Exchange Agreement, by and among AdeptPros Inc., AdeptPros LLC, Geniusport, Inc. and the equity holders of AdeptPros LLC and GeniusPort, Inc., dated April 15, 2014
10.2*	Stock Purchase Agreement, by and among Rajendra Prasad Kode and AdeptPros, LLC and AdeptPros Inc., dated May 9, 2014
10.3*	Stock Purchase Agreement, by and among Gautam Mandewalker and AdeptPros, LLC and AdeptPros Inc., dated May 9, 2014
10.4*	Stock Purchase Agreement, by and among Punnaiah Choudary Kalluri and AdeptPros, LLC and AdeptPros Inc., dated May 9, 2014
10.5**	Lease Agreement, by and between Adeptpros IT Solutions Pvt. Ltd. and Jamia Jarussalam for Company’s facilities located in Bangalore, India
10.6**	Lease Agreement, by and between Adeptpros, LLC and Double Anchor Investments, LLC for the Company’s facilities located in Scottsdale, Arizona
10.7**	Professional Services Agreement, by and between AdeptPros LLC and Sutoer Solutions, Inc. dated March 13, 2014
23.1***	Consent of SadlerGibb

* Incorporated by reference, to the Form S-1, filed on May 15, 2014

** Incorporated by reference, to the Form S-1, filed on April 24, 2015

*** Filed herewith

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, AdeptPros Inc., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on June 25, 2015.

ADEPTPROS INC.

By:	/s/Venkat Nallapati
Venkat Nallapati,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Venkat Nallapati	Chief Executive Officer	June 25, 2015
Venkat Nallapati

/s/Scott Chichester	Principal Financial Officer, Controller and Principal Accounting Officer	June 25, 2015
Scott Chichester

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